UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Core Laboratories N.V.

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CORE LABORATORIES N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 19, 2011

Dear Shareholder:
     You are cordially invited to attend our 2011 annual meeting of shareholders which will be held at the Sheraton Amsterdam Airport Hotel and Conference Center, Schiphol Boulevard 101, 1118 BG, Amsterdam, The Netherlands, on Thursday, May 19, 2011 at 2:30 p.m., local time, for the following purposes as proposed by the Board of Supervisory Directors:
1.	To re-elect three Class I Supervisory Directors and to elect one new Class I Supervisory Director to serve until our annual meeting in 2014 and until their successors shall have been duly elected and qualified;

2.	To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2010;

3.	To approve and resolve the cancellation of our repurchased shares held at the time the annual meeting starts;

4.	To approve and resolve the extension of the existing authority to repurchase up to 25.6% of our issued share capital, as follows:
a.	our shareholders will be asked to renew the authorization of the Management Board to repurchase up to 10% of our issued share capital from time to time for an 18-month period, until November 19, 2012, and such repurchased shares may be used for any legal purpose, and

b.	our shareholders will be asked to renew the authorization of our Management Board to repurchase up to an additional 15.6% of our issued share capital from time to time until March 10, 2012, which is an additional three month period from the existing authorized date of December 10, 2011, and such repurchased shares may only be used for the satisfaction of any obligation the Company may have to deliver shares pursuant to the warrants we sold to Lehman Brothers OTC Derivatives, Inc. (“Lehman OTC”) contemporaneously with the issuance of our 0.25% Senior Exchangeable Notes (“Senior Exchangeable Notes”);
5.	To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016;

6.	To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016;

7.	To ratify the appointment of PricewaterhouseCoopers as our Company’s independent registered public accountants for the year ending December 31, 2011;

8.	To approve, on an advisory basis, the compensation of our executive officers as described in the Compensation Discussion and Analysis (“CD&A”) section of the accompanying proxy statement and the selection of the frequency of shareholder votes on executive compensation as separate voting items:
A. the shareholders approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.
B. the stockholders of the Company be provided an opportunity to approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables every:
One year_____

Two years_____
Three years_____; and
9.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
     Each of the matters 2 through 7 being presented at the annual meeting has been presented to and approved by our shareholders at our prior annual meetings or at the special meeting conducted on January 29, 2009. In large measure, these matters are presented to our shareholders each year as a result of our being organized under the laws of The Netherlands. Copies of the Dutch statutory annual accounts, the report of the Management Board, and the list of nominees for the Supervisory Board will be available for inspection at our offices in The Netherlands, located at Herengracht 424, 1017 BZ Amsterdam, Attention: Mr. Jacobus Schouten, by registered shareholders and other persons entitled to attend our shareholder meetings. Such copies will be available for inspection from the date of this notice until the close of our annual meeting. The proxy materials will be posted on www.proxydocs.com/clb and on the Company’s website, www.corelab.com.
     It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. Therefore, please mark, sign, date and return the accompanying proxy card promptly. If you are present at the annual meeting and wish to do so, you may revoke your proxy and vote in person.
By Order of the Board of Supervisory Directors,

Jacobus Schouten
Supervisory Director
March       , 2011
Amsterdam, The Netherlands

Page
INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39

Audit Fee Summary	39

MATTERS TO BE VOTED ON	40

Item 1. Election of Supervisory Directors	40
Item 2. Confirmation and Adoption of Annual Accounts	40
Item 3. Cancellation of Our Repurchased Shares Held at the Time the Annual Meeting Starts	41
Item 4. Extension and Renewal of Existing Authority to Repurchase Shares	41
Item 5. Extension of Authority to Issue Shares of Core Laboratories N.V. Until May 19, 2016	42
Item 6. Extension of Authority of Supervisory Board to Limit or Eliminate Preemptive Rights Until May 19, 2016	43
Item 7. Ratification of Appointment of PricewaterhouseCoopers as Our Independent Registered Public Accounting Firm for 2011	44
Item 8. To approve, on an advisory basis, the compensation of our executive officers as described in the CD&A section of this proxy statement and the selection of the frequency of shareholder votes on executive compensation as separate voting items.	44
Item 9. Other Matters to Be Voted On	45

OTHER PROXY MATTERS	46

Information About Our 2012 Annual Meeting	46
Stockholders Sharing the Same Address	46
Incorporation by Reference	46
Other Information	46

CORE LABORATORIES N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands

PROXY STATEMENT

ABOUT THE 2011 ANNUAL MEETING OF SHAREHOLDERS
WHY HAVE I RECEIVED THESE MATERIALS?
     This proxy statement and the accompanying proxy card are first being made available to you on the Internet on March  , 2011 or, upon your request, mailed to you on or about April    , 2011 and are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Supervisory Directors of Core Laboratories N.V. (“Core” or the “Company”) for use at our 2011 annual meeting of shareholders to be held at the Sheraton Amsterdam Airport Hotel and Conference Center, Schiphol Boulevard 101, 1118 BG, Amsterdam, The Netherlands, on Thursday, May 19, 2011 at 2:30 p.m., local time, for the purpose of voting on the proposals described in this proxy statement.
WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
     As permitted by rules adopted by the Securities and Exchange Commission, we are making this proxy statement and our Annual Report available on the Internet. On or before March  , 2011, we mailed a notice to shareholders containing instructions on how to access the proxy statement and Annual Report and vote online. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The proxy materials will be posted on www.proxydocs.com/clb and on the Company’s website, www.corelab.com.
     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
WHAT AM I VOTING ON?
     You will be voting on the following matters proposed by the Board of Supervisory Directors:
1.	To re-elect three Class I Supervisory Directors and to elect one new Class I Supervisory Director to serve until our annual meeting in 2014 and until their successors shall have been duly elected and qualified;

2.	To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2010;

3.	To approve and resolve the cancellation of our repurchased shares held at the time the annual meeting starts;

4.	To approve and resolve the extension of the existing authority to repurchase up to 25.6% of our issued share capital, as follows:
a.	our shareholders will be asked to renew the authorization of the Management Board to repurchase up to 10% of our issued share capital from time to time for an 18-month period, until November 19, 2012, and such repurchased shares may be used for any legal purpose, and

b.	our shareholders will be asked to renew the authorization of our Management Board to repurchase up to an additional 15.6% of our issued share capital from time to time until March 10, 2012, which is an additional three month period from the existing authorized date of December 10, 2011, and such repurchased shares may only be used for the satisfaction of any obligation the Company may have to deliver shares pursuant to the warrants we sold to Lehman OTC contemporaneously with the issuance of our Senior Exchangeable Notes;
5.	To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016;

6.	To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016;

7.	To ratify the appointment of PricewaterhouseCoopers as our Company’s independent registered public accountants for the year ending December 31, 2011;

8.	To approve, on an advisory basis, the compensation of our executive officers as described in the CD&A section of this proxy statement and the selection of the frequency of shareholder votes on executive compensation as separate voting items:
A. that the shareholders approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.
B. that the stockholders of the Company be provided an opportunity to approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables every:
One year_____
Two years_____
Three years_____; and
9.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.
WHO IS ENTITLED TO VOTE?
     If you hold common shares at the close of business in New York City on March 21, 2011, the record date for the determination of shareholders, you are entitled to notice of and to vote at our annual meeting. On March 21, 2011, there were            common shares outstanding, each of which is entitled to one vote. Our common shares are the only class of our capital stock outstanding and entitled to notice of and to vote at the annual meeting.
HOW DO I VOTE BEFORE THE MEETING?
     If you are a registered shareholder, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer and Trust Company, you can vote by mail, by completing, signing and returning the accompanying proxy card or you may vote online at www.proxyvote.com.
     If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Please follow the directions that your bank or broker provides.
     Given the time of the meeting in The Netherlands, in order for your mailed or online vote to be counted, it must be received on or before 5:00 p.m. local time in New York, New York on Wednesday, May 18, 2011. Any other proxies that are actually received in hand by our Secretary before the polls close at the conclusion of voting at the meeting will be voted as indicated.
MAY I VOTE AT THE MEETING?
     You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

CAN I CHANGE MY MIND AFTER I VOTE?
     You may change your vote at any time before the polls close at the conclusion of voting at the meeting. You may revoke your proxy (1) by giving written notice to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040, at any time before the proxy is voted, (2) by submitting a properly signed proxy card with a later date, or (3) by voting in person at the annual meeting.
WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
     Proxies that are signed and returned but do not contain instructions will be voted “FOR” all proposals and in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.
WHAT VOTE IS REQUIRED?
     Under Dutch law and our articles of association, there is no specific quorum requirement for our annual meeting and the affirmative vote of a majority of votes cast is required to approve each of the proposals proposed by the Supervisory Board, except that in relation to items 3 and 6, a two-thirds majority of the votes cast is required to approve the proposal in the event less than 50% of the issued share capital is present or represented at the meeting. In addition, Dutch law and our articles of association provide that common shares abstaining from voting will count as shares present at the annual meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast. A “broker non-vote” occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under applicable rules of the New York Stock Exchange, or “NYSE.”
WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?
     We will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our common shares. The solicitation of proxies by the Supervisory Board will be conducted by mail and also through the Internet. In addition, certain members of the Supervisory Board, as well as our officers and regular employees may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication. We have retained Georgeson Shareholder Communications to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. In addition to solicitation of proxies, Georgeson may provide advisory services as requested pertaining to the solicitation of proxies.

OWNERSHIP OF SECURITIES
Security Ownership by Certain Beneficial Owners and Management
     The table below sets forth certain information, as of March 21, 2011, with respect to the common shares beneficially owned by:
•	each person known to us to own beneficially 5% or more of our outstanding common shares;

•	each Supervisory Director;

•	each nominee for election as Supervisory Director;

•	each of our executive officers; and

•	all Supervisory Directors and executive officers as a group.

	Number of
	Common Shares	Percentage of
	Beneficially Owned	Common Shares
Name of Beneficial Owner (1)	(2)	Outstanding (3)
Capital World Investors (4)	3,940,000
Baron Capital Group, Inc. (5)	2,914,054
ClearBridge Advisors, LLC (6)	2,902,673
BlackRock, Inc. (7)	2,425,432
David M. Demshur	450,492
Richard L. Bergmark	169,583
Monty L. Davis	204,075
Joseph R. Perna	43,987
D. John Ogren	67,990
Rene R. Joyce	39,990
Alexander Vriesendorp	5,726
Michael C. Kearney	14,022
Jacobus Schouten	3,840
All Supervisory Directors and executive officers as a group	999,705

*	Represents less than 1%.

(1)	Unless otherwise indicated, each person has sole voting power and investment power with respect to the common shares listed.

(2)	At our annual meeting on June 10, 2010, the shareholders approved an amendment to increase the authorized shares of our common stock from 100 million to 200 million and to increase the authorized shares of our preference stock from 3 million to 6 million. In addition, shareholders approved a two-for-one stock split authorized by the Supervisory Board and thereby reduced the par value of each share from EUR 0.04 to EUR 0.02. As a result of the stock split, shareholders of record on June 30, 2010 received an additional share of common stock for each common share held. The stock split was effected on July 8, 2010. All references in this proxy to common shares, share prices, per share amounts and stock plans are stated in post-split amounts.

(3)	Based on common shares outstanding as of March 21, 2011.

(4)	Based upon an Amendment No. 4 to Schedule 13G/A filed with the SEC on February 14, 2011, Capital World Investors is deemed to be the beneficial owner of 3,940,000 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under

Section 8 of the Investment Company Act of 1940. Capital World Investors’ current address is 333 South Hope Street, Los Angeles, CA 90071.

(5)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2011, Baron Capital Group, Inc. is deemed to be the beneficial owner of 2,914,054 shares. Baron Capital Group’s current address is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(6)	Based upon an Amendment No. 5 to Schedule 13G/A filed with the SEC on February 11, 2011, ClearBridge Advisors, LLC is deemed to be the beneficial owner of 2,902,673 shares. ClearBridge Advisors’ current address is 620 8th Avenue, New York, NY 10018.

(7)	Based upon a Schedule 13G filed with the SEC on February 3, 2011, BlackRock, Inc. is deemed to be the beneficial owner of 2,425,432 shares. BlackRock, Inc.’s current address is 40 East 52nd Street, New York, NY 10022.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Supervisory Directors, executive officers and persons who own more than 10% of our common shares, among others, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of our common shares with the Securities and Exchange Commission (“SEC”) and the NYSE. Such filers are required by SEC regulations to furnish us with copies of all such forms that they file.
     To our knowledge, based solely upon our review of the Section 16(a) filings that have been received by us, we believe that during the fiscal year ended December 31, 2010, our Supervisory Directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.
Equity Compensation Plan Information
     We have two main incentive plans, our 2007 Long-Term Incentive Plan, which we refer to as our LTIP, and our Director Plan, both of which have been approved by our shareholders. The table below provides information regarding our equity compensation plans as of December 31, 2010.

	Number of Common		Number of Common
	Shares to be Issued Upon	Weighted Average	Shares Remaining
	Exercise of Outstanding	Exercise Price of	Available for Future
	Options, Warrants and	Outstanding Options,	Issuance Under Equity
	Rights	Warrants and Rights	Compensation Plans
Equity compensation plans approved by our shareholders	845,932	$6.93	1,281,364
Equity compensation plans not approved by our shareholders	—	—	—

Total	845,932	$6.93	1,281,364
Performance Graph
     The following performance graph compares the performance of our common shares to the Standard & Poor’s 500 Index and the Standard & Poor’s Oil & Gas Equipment and Services Index (which has been selected as our peer group) for the period beginning December 31, 2005 and ending December 31, 2010. The graph assumes that the value of the investment in our common shares and each index was $100 at December 31, 2005 and that all dividends were reinvested. The stockholder return set forth below is not necessarily indicative of future performance. The following graph and related information shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Core Laboratories specifically incorporates it by reference into such filing.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG CORE LABORATORIES, S&P 500 INDEX
AND S&P OIL & GAS EQUIPMENT AND SERVICES INDEX
INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND DIRECTOR COMPENSATION
Board of Supervisory Directors
     The Company desires to initiate steps to bring new membership to the Board of Supervisory Directors, with a plan of replacing one existing director each year over the next few years. Accordingly, the Board of Supervisory Directors is proposing the election of one new member this year, coinciding with the resignation of Jacobus Schouten, our longest serving member, effective at the time of the annual meeting. Since the three members whose terms expire this year are not scheduled to be replaced and members can only be elected for three year terms per our Articles, we are recommending re-election of the three existing Class I members, plus the election of the one new member, Jan Willem Sodderland. Set forth below as of March 21, 2011 are the names, ages and biographical information for our Supervisory Directors who will serve following the annual meeting, including individuals who have been nominated for reelection or election as a Supervisory Director. You may vote for any of the four nominees, for all nominees, or for none of the nominees.

Nominees for Class I Supervisory Directors (Term to Expire 2014)

David M. Demshur, 55	Mr. Demshur joined our Company in 1979 and presently serves as our President and Chief Executive Officer and as Chairman of our Supervisory Board. Since joining our Company, Mr. Demshur has held various operating positions, including Manager of Geological Sciences from 1983 to 1987, Vice President of Europe, Africa and the Middle East from 1989 to 1991, Senior Vice President of Petroleum Services from 1991 to 1994 and Chief Executive Officer and President from 1994 to the present time. Mr. Demshur’s extensive background with the Company and the diversity of experiences gained while in these leadership roles positions him to be an effective leader of our Company. Mr. Demshur is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists, Petroleum Exploration Society of Great Britain and the Society of Core Analysts Section of the Society of Professional Well Loggers Association. Mr. Demshur has served as a Supervisory Director since our initial public offering in 1995 and as Chairman of our Supervisory Board since May 2001.

Rene R. Joyce, 63	Mr. Joyce serves as the chief executive officer of Targa Resources Corp. and as a member of its board of directors since April 2004. Mr. Joyce has also served as a member of the board of directors of the general partner of Targa Resource Partners LP since February 2007. Mr. Joyce served as an independent consultant in the energy industry from 2000 through April 2004. Mr. Joyce served as president of Energy Services of Coral Energy, LLC from its acquisition by Shell Oil Company in 1998 until the end of 1999. From 1990 until 1998, Mr. Joyce served as president of the operating companies of Tejas Gas Corporation, Coral’s predecessor and a listed company on the NYSE. The Company benefits from Mr. Joyce’s current experience as the Chief Executive Officer of two publicly traded entities which affords us his valuable insight into matters affecting public companies. His diversity of educational background of being a degreed engineer and an attorney-at-law enables Mr. Joyce to provide the Company with counsel on a variety of technical and professional matters. Mr. Joyce is a member of the Louisiana State Bar Association. Mr. Joyce currently is our Lead Director and serves on our Audit, Compensation and Nominating and Governance Committees and has served as a Supervisory Director since 2000.

Michael C. Kearney, 62	Mr. Kearney serves as Chief Executive Officer of Deepflex Inc. since September 2009 and had served as the chief financial officer of Deepflex Inc., from January 2008 until September 2009. He served as executive vice president and chief financial officer of Tesco Corporation, a Canadian based oil-service company from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the chief financial officer and vice president — administration of Hydril Company, a manufacturer of products for petroleum drilling and production. Mr. Kearney brings to the Company significant accounting expertise as a result of his work experience and educational training. He has executive level experience as a Chief Financial Officer at publicly traded companies which benefits the Company due to Mr. Kearney’s direct knowledge of operating and maintaining internal control of financial reporting given his position as a certifying officer. Mr. Kearney also earned a Masters in Accounting upon completion of his Bachelors in Accounting. Mr. Kearney is currently Chairman of our Audit Committee and has served as a Supervisory Director since 2004.

Jan Willem Sodderland, 69	Mr. Sodderland serves on the board of European subsidiaries of a number of international companies. From 1974 until 2006, Mr. Sodderland was an attorney and partner of NautaDutilh and was stationed in Rotterdam, Brussels and Amsterdam. In his practice he has built up considerable experience in assisting and advising companies in complicated takeovers, mergers and joint ventures. Mr. Sodderland has long had a close relationship with Japan and China and has published a number of articles about investment possibilities in Asia. He also is the past Chairman of the Pacific Rim Advisory Council, an association of some thirty independent law firms in various parts of the world. His legal practice and serving on boards has given him broad, diversified exposure to best practices for corporate governance. Since 2006, he has served as a Managing Director of the Company’s Managing Director, Core Laboratories International B.V., and as a director of other Dutch affiliates. Upon election to the Supervisory Board, he will resign from those other positions with the Company’s affiliates and serve as a member of our Nominating and Governance Committee.

Continuing Class II Supervisory Directors (Term To Expire 2013)

D. John Ogren, 67	Mr. Ogren served as the president of Production Operators, Inc. from 1994 until 1999. Production Operators was listed on the Nasdaq Stock Market prior to its acquisition by Camco International in 1997 and Schlumberger’s acquisition of Camco International in 1998. From 1989 until 1991, Mr. Ogren served as senior vice president of Conoco Inc. and from 1992 until 1994, as senior vice president of E.I. duPont. Mr. Ogren serves as a director and is Chairman of Deepflex Inc. in addition to serving as a director of John Wood Group PLC. Until July 2008, he served as the non-executive chairman of WellDynamics, a Halliburton/Shell joint venture company. He is a member of the Society of Petroleum Engineers. The combination of Mr. Ogren’s experiences within the oilfield service sector in addition to his senior level work experience within an oil and gas operating company provide valuable insight for the Company. Having served in senior operating and executive management positions as well as in the role of Chairman of other companies during his career, he has the background to deal with the many facets of planning as well as issues related to compensation that are handled in his role as Chairman of the Compensation Committee. Mr. Ogren has served as a Supervisory Director since 2000.

Joseph R. Perna, 67	Mr. Perna served as Manager with Ethyl Corporation from 1972 to 1985. He joined our Company as General Manager in 1985. In 1991, he was promoted to Senior Vice President, with responsibility for certain laboratory services operations and the Technology Products Division, a position he held until his retirement on March 31, 1998. Mr. Perna has significant historical knowledge of the Company and its worldwide operations. This in-depth knowledge and experience is useful when making decisions regarding the strategic direction of the Company and serves to guide us when considering the implementation of any changes or modifications to our strategic direction. This knowledge is unique from the other non-employee directors given his long-term association with the Company. Mr. Perna is currently a member of our Audit and Compensation Committees and has served as a Supervisory Director since our initial public offering in 1995.

Continuing Class III Supervisory Directors (Term to Expire 2012)

Richard L. Bergmark, 57	Mr. Bergmark joined Western Atlas International, Inc. as Treasurer in 1987. From 1987 to 1994, our Company was operated as a division of Western Atlas. In 1991, Mr. Bergmark became the Area Manager for Finance and Administration for Europe, Africa and the Middle East operations of Western Geophysical, a division of Western Atlas. From our separation with Western Atlas in 1994 until 1999, he served as our Chief Financial Officer and Treasurer and in 1999 he was appointed Executive Vice President. Mr. Bergmark presently serves as our Executive Vice President, Chief Financial Officer and Treasurer and as a Supervisory Director. He has substantial knowledge of the industry based upon his 20+ years with the Company and its predecessors and has extensive knowledge about the history of the Company, both of which are important for planning and management purposes. Furthermore, his understanding of the financial matters relating to the Company and our industry are of crucial importance to the Company. Mr. Bergmark, along with our Chief Executive Officer, has developed important contacts with others in the industry and has an excellent relationship with our shareholders. Mr. Bergmark has served as a Supervisory Director since our initial public offering in 1995.

Alexander Vriesendorp, 58	Mr. Vriesendorp has been a partner since 1996 of Shamrock Partners B.V. which serves as the manager for the Vreedenlust venture capital funds. From 1998 until 2001, Mr. Vriesendorp served as chief executive officer of RMI Holland B.V., a valve manufacturer, in The Netherlands. From 1991 until 1995, he served as chief executive officer of the Nienhuis Group, a manufacturer and distributor of Montessori materials in The Netherlands. Mr. Vriesendorp serves on the supervisory boards of various privately-held European companies. The Company engages in business in more than fifty countries. Mr. Vriesendorp’s broad international experience and counsel is particularly beneficial to the Company. Further, his training as an attorney in Holland has been beneficial to the Company when making decisions regarding the appropriate structure in compliance with Dutch corporate governance. Mr. Vriesendorp is able to apply those diverse educational and work experience attributes as a member of our Nominating and Governance Committee. Mr. Vriesendorp has served as a Supervisory Director since 2000.
Non-Employee Director Compensation
     The following table sets forth a summary of the compensation we paid to our non-employee Supervisory Directors in 2010. Supervisory Directors who are our full-time employees receive no compensation for serving as Supervisory Directors.

Director Compensation for Year Ended December 31, 2010

			Change in
			Pension Value
			and Nonqualified
	Fees Earned or		Deferred
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($) (1)	Earnings (2)	($)
Rene R. Joyce	65,500	100,062	—	165,562
Michael C. Kearney	68,500	100,062	—	168,562
D. John Ogren	59,000	100,062	—	159,062
Joseph R. Perna	56,500	100,062	297,000	453,562
Jacobus Schouten	47,500	100,062	—	147,562
Alexander Vriesendorp	47,500	100,062	—	147,562

(1)	The amounts included in the “Stock Awards” column include the aggregate grant date fair value of the equity-based awards granted during 2010 and have been computed in accordance with FASB ASC Topic 718, formerly FAS 123(R). Each of our non-employee Supervisory Directors had the following aggregate number of stock awards outstanding as of December 31, 2010: Mr. Joyce, 5,328; Mr. Kearney, 5,328; Mr. Ogren, 5,328; Mr. Perna, 5,328; Mr. Schouten, 5,328 and Mr. Vriesendorp, 5,328. None of our non-employee Supervisory Directors had any option awards outstanding as of December 31, 2010.

(2)	The changes in pension value and nonqualified deferred compensation earnings for 2010 were primarily the result of changes in the underlying actuarial assumptions. Specifically, the interest rate is based on a federal rate that changes annually and the mortality tables are pursuant to Section 417 of the Internal Revenue Code which is required for valuing payouts from qualified plans. These increases were not the result of additional contributions or benefits accruing to the named directors.
     Retainer/Fees. Each non-employee Supervisory Director was paid the following amounts during fiscal 2010:
•	a base annual retainer, payable semiannually in arrears, in amount of $40,000;
     and an additional amount for the following positions:
o	for our Audit Committee chairman, an additional $15,000;

o	for our Compensation Committee chairman, an additional $10,000;

o	for our Nominating and Governance Committee chairman, an additional $9,000;
•	$1,500 per meeting of the Supervisory Board at which the individual is present in person;

•	$1,500 per meeting for each committee meeting at which the individual is present in person; and

•	reimbursement for all out-of-pocket expenses incurred in attending any Supervisory Board or committee meeting.
     Equity-based Compensation. On each of July 15, 2008 and July 15, 2009, we awarded 1,484 and 2,314 restricted performance shares, respectively, to each of our non-employee directors under our 2006 Non-Employee Director Stock Incentive Plan. A restricted performance share is an unvested right to receive a share of our common stock at such time or times described below. Each award is subject to the terms of our 2006 Non-Employee Director Stock Incentive Plan and an award agreement, the terms of which are materially identical for each award recipient.
     The restricted performance shares are unvested and may not be sold, assigned, or otherwise transferred by an award recipient until such time as, and then only to the extent that, the restricted performance shares have vested. Subject to certain exceptions described below, the restricted performance shares will vest based on our return on equity, which is defined in the award agreement as a percentage determined by dividing (1) one-third of our aggregate earnings before interest and income taxes for the performance period that, in the case of the 2008 awards, began on July 15, 2008 and ends on July 15, 2011, and, in the case of the 2009 awards, began on July 15, 2009 and ends on July 15, 2012, by (2) total shareholders’ equity as of the last day of the performance period. Specifically: (a) if our return on equity for the performance period equals or exceeds the second target, the award recipients will fully vest in their restricted performance shares; (b) if our return on equity for the performance period is less than the second target but equal to or greater than the first target, the award recipients will vest in an incremental amount of their restricted performance shares, and (c) if our return on equity for the performance period is less than the first target, the award recipients will not vest in the restricted performance shares. The first and second targets for our pending 2008 grants were 160% and 200%, respectively. The first and second targets for the pending 2009 grants were based upon our return on equity compared to the returns earned by the members of the S&P 500 Oil & Gas Equipment & Services Index with 50% of the shares vesting if our return is at or above the 50th percentile of the members’ return and 100% of the shares vesting if our return is at or above the 75th percentile of the members’ return, respectively.
     On April 1, 2010, we made a grant to the non-employee directors which matched the criteria for the performance shares awarded the executives as described on page 24 of this proxy statement, in the amount of $100,000, divided by the closing price of Company stock on March 31, 2010, rounded upwards to the nearest whole share for a total of 1,530 shares each. Assuming the satisfaction of certain performance goals is achieved, the performance shares will vest at the end of a three-year performance period that began on January 1, 2010 (the “2010 Performance Period”). The restricted performance shares will vest only upon the Company’s return on invested capital being in the top decile of the Company’s peers as published by Bloomberg at the end of the 2010 Performance Period and the shares shall fully vest if that criterion is met. If it is not met, then no shares shall vest and the award shall be forfeited.
     On April 1, 2011, we made a grant of restricted shares to the non-employee directors that were approved by the Compensation Committee, acting through its Equity Awards Subcommittee, and the Board in February 2011 in the amount set forth below under “2011 Non-Employee Director Compensation.” The restricted shares will vest, without performance criteria, at the end of a three-year vesting period that began on April 1, 2011 (the “2011 Vesting Period”).
     For all of the awards as described for the years 2008 through 2011, at the time they were approved by the Compensation Committee and the Board, they required the recipient’s continued service as a director (other than for death or disability) to the time of vesting for the recipient to receive the shares that otherwise vested. In the event of an award recipient’s death or disability prior to the last day of these performance or vesting periods, his or her restricted shares would vest as described above. As originally provided, if an award recipient’s service with us terminated (other as for death or disability) prior to the last day of these performance or vesting periods, his or her restricted shares would be immediately forfeited to the extent not then vested. In the event of a change in control (as defined in the 2006 Non-Employee Director Stock Incentive Plan) prior to the last day of these performance or vesting periods and while the award recipient is in our service (or in the event of a termination of the award recipient’s service upon such change in control), all of the award recipient’s restricted shares will vest as of the effective date of such change in control.
     On March 2, 2011, the Supervisory Board approved a Board Succession Plan whereby one non-employee director would be replaced per year over a period of six years to allow new members to join the Board. Consequently, the Compensation Committee and Board will take action to adjust the award agreements to equitably take into account the fact that (1) the Company is initiating the change in non-employee directors and (2) the members being rotated off will not have a choice about remaining in service as a director to achieve full vesting of all currently awarded grants.
     Other Arrangements. Mr. Perna was one of our officers until his retirement on March 1, 1998. He participates in the Group SERP. Please see “Information About Our Executive Officers and Executive Compensation — Pension Benefit Plans — Group SERP” for a discussion of the terms of that plan.
     Minimum Stock Ownership by Non-Employee Directors. Non-employee directors must maintain equity ownership of Company stock in the minimum amount of five (5) times the annual base retainer for the previous year, and will be allowed five years to achieve that minimum equity ownership. Based on current ownership, all current directors already meet this requirement at the 2011 retainer level.
     2011 Non-Employee Director Compensation. Each non-employee Supervisory Director shall receive the following cash amounts during fiscal 2011:

•	a base annual retainer, payable semiannually in arrears, in amount of $45,000:

and an additional amount for the following positions:
o	for our Lead Director, an additional $15,000;

o	for our Audit Committee chairman, an additional $25,000;

o	for our Compensation Committee chairman, an additional $20,000;

o	for our Nominating and Governance Committee chairman, an additional $9,000;
•	$2,000 per meeting of the Supervisory Board at which the individual is present in person;

•	$1,850 per meeting for each committee meeting at which the individual is present in person; and

•	reimbursement for all out-of-pocket expenses incurred in attending any Supervisory Board or committee meeting.
In addition, as discussed above, on April 1, 2011, we awarded each of our non-employee directors an amount of restricted shares equal to $150,000 based on the closing price of our common stock on March 31, 2011, rounded upwards to the nearest whole share. The restricted shares will vest, without performance criteria, at the end of a three-year vesting period that began on April 1, 2011, subject to action taken by the Compensation Committee and the Board to take into account the Board Succession Plan.

CORPORATE GOVERNANCE
Board Membership
     The Company has a two-tier board structure consisting of a Management Board and a Supervisory Board, each of which must consist of at least one member under the Company’s articles of association. Under Dutch law, the Supervisory Board’s duties include supervising and advising the Management Board in performing its management tasks. The Supervisory Board currently consists of eight Supervisory Directors. The Supervisory Directors are expected to exercise oversight of management with the Company’s interests in mind. The Supervisory Board is divided into three classes, with each class subject to re-election every third year by the shareholders at the annual meeting.
     The Management Board’s sole member is Core Laboratories International B.V. As a Managing Director, Core Laboratories International B.V.’s duties include overseeing the management of the Company, consulting with the Supervisory Board on important matters and submitting certain important decisions to the Supervisory Board for its prior approval.
Board Structure
     Mr. Demshur serves as the Company’s Chief Executive Officer and as Chairman of the Supervisory Board. Given the smaller size of the Company, we believe our shareholders are well served by having Mr. Demshur hold the Chief Executive Officer role along with being Chairman of the Company and that this is the most effective Board leadership structure for us at the present time. We also note that within our industry, the common practice is for the same person to hold both positions. We believe this structure has served us well for many years.
     During sessions without the Chairman, Mr. Joyce conducts the meetings of directors in the role of our Lead Director. The Lead Director has leadership authority and responsibilities and sets the agenda for, and leads, all executive sessions of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman.
     In its role in the risk oversight of the Company, the Board oversees our stockholders’ interest in the long-term health and the overall success of the Company and its financial strength. The Board is actively involved in overseeing risk management for the Company, and each of our Board committees considers the risks within its areas of responsibilities. The Board and each of our Board committees regularly discuss with management our major risk exposures, their potential financial impact on us and the steps we take to manage them.
Supervisory Director Independence
     In connection with determining the independence of each Supervisory Director of the Company, the Board inquired as to any transactions and relationships between each Supervisory Director and his or her immediate family and the Company and its subsidiaries, and reviewed and discussed the results of such inquiry. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that a Supervisory Director is independent, under the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Corporate Governance Code (the “Dutch Code”). Under the Dutch Code, the Supervisory Board is to be composed of members who are able to act critically and independently of each other and of the Management Board. As a result of this review, after finding no material transactions or relationships, the board affirmatively determined that each of Messrs. Joyce, Kearney, Ogren, Perna, Schouten, Vriesendorp and Sodderland are independent under the applicable standards described above.
Supervisory Board Meetings
     The Supervisory Board held four meetings in 2010. Each Supervisory Director attended at least 75% of the meetings of the Supervisory Board and of all committees on which he serves. Under our Corporate Governance Guidelines, Supervisory Directors are expected to diligently fulfill their fiduciary duties to shareholders, including preparing for, attending and participating in meetings of the Supervisory Board and the committees of which the Supervisory Director is a member. In 2010, all Supervisory Directors attended the annual shareholder meeting and we expect each of our Supervisory Directors to attend our 2011 annual meeting as our current policy requires Supervisory Director attendance at the annual meeting.
     Our Nonemployee Supervisory Directors have met separately in executive session without any members of management present. The Chairman of the Nominating and Governance Committee is the presiding Supervisory Director at each such session. If any of our Nonemployee Supervisory Directors were to fail to meet the applicable criteria for independence, then our independent Supervisory Directors would meet separately at least once a year in accordance with the rules of the NYSE.
Committees of the Supervisory Board
     The Supervisory Board has three standing committees, the identities, memberships and functions of which are described below:
     Audit Committee. Effective March 1, 2011, Mr. Perna resigned from the Audit Committee and was replaced by Mr. Ogren, such that the current members of the Committee are Messrs. Kearney (Chairman), Joyce and Ogren. The Audit Committee’s principal functions, which are discussed in detail in its charter, include making recommendations concerning the engagement of the independent registered public accountants, reviewing with the independent registered public accountants the plan and results of the engagement, approving professional services provided by the independent registered public accountants and reviewing the adequacy of our internal accounting controls. Each member of the Audit Committee is independent, as defined by Section 10A of the Exchange Act and by the corporate governance standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code. Each member of the Audit Committee is financially literate and Mr. Kearney qualifies as an audit committee financial expert under the rules promulgated pursuant to the Exchange Act. The Audit Committee held five meetings in 2010. See “Report of the Audit Committee” below.
     Compensation Committee. Effective March 1, 2011, Mr. Perna resigned from the Compensation Committee such that the current members of the Committee are Messrs. Ogren (Chairman) and Joyce. The Compensation Committee’s principal functions, which are discussed in detail in its charter, include a general review of our compensation and benefit plans to ensure that they are properly designed to meet corporate objectives. The Compensation Committee reviews and approves the compensation of our Chief Executive Officer and our senior executive officers, granting of awards under our benefit plans and adopting and changing major compensation policies and practices. The Compensation Committee also regularly discusses a succession plan for the CEO and other senior executive management. In addition to establishing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. Pursuant to its charter, the Compensation Committee has the authority to delegate its responsibilities to other persons. On February 28, 2003, our Supervisory Board established an Options Subcommittee consisting of Messrs. Ogren (Chairman) and Joyce, which was renamed the Equity Awards Subcommittee in 2006. The Equity Awards Subcommittee’s principal function has been to review and approve awards made pursuant to our LTIP. The Compensation Committee held two meetings in 2010 and the Equity Awards Subcommittee held one meeting in 2010. The Subcommittee was dissolved by the Board of Supervisory Board effective March 1, 2011 and its duties returned to the full Compensation Committee.
     The Compensation Committee periodically retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. The consultant reports directly to the committee, which pre-approves the scope of the work and the fees charged. The Committee indicates to the consultant the role that management has in the analysis of executive compensation, such as the verification of executive and Company information that the consultant requires. In 2010, the Compensation Committee retained Stone Partners, Inc. (“Stone Partners”) to advise it on selecting a peer group of companies to be used for compensation purposes. See “Compensation Discussion and Analysis — Role of Consultant” below.
     The Committee operates under a written charter. A copy of the Compensation Committee charter may be found on the Company’s website at http://www.corelab.com/corporate/governance.aspx#6. See “Compensation Committee Report” below.
     Nominating and Governance Committee. The current members of the Nominating and Governance Committee of our Supervisory Board are Messrs. Joyce (Chairman), Schouten and Vriesendorp. We anticipate Mr. Sodderland, if elected, replacing Mr. Schouten on the Committee. The Nominating and Governance Committee’s principal functions, which are discussed in detail in its charter, include recommending candidates to the Supervisory Board for election or appointment as Supervisory Director and advising about, and recommending to the Supervisory Board, an appropriate set of corporate governance practices. Each member of the Nominating and Governance Committee is independent as defined by the corporate governance standards of the NYSE. The Nominating and Governance Committee held one meeting in 2010.
     A copy of the Nominating and Governance Committee Charter may be found on the Company’s website at http://www.corelab.com/corporate/governance.aspx#7.
Qualifications of Supervisory Directors
     The Nominating and Governance Committee has the responsibility to make recommendations to the Board of Supervisory Directors of candidates for the Board that will perform well in that role and maximize shareholder value. In considering suitable candidates for that position, the Nominating and Governance Committee considers, among other factors, the person’s reputation, knowledge, experience, integrity, independence, skills, expertise, business and governmental acumen and time commitments. In addition to considering these factors on an individual basis, the Nominating and Governance Committee considers how these factors contribute to the overall variety and mix of attributes of our Board as a whole so that the members of our Board collectively possess the diverse knowledge and complementary attributes necessary to oversee our business. Supervisory Directors should be excellent representatives of the Company and be able to provide a wide range of management and strategic advice and be someone that the Company can count on to devote the required time and attention needed from members of the Board. In the case of current Supervisory Directors being considered for re-nomination, the Nominating and Governance Committee will also take into account the Supervisory Director’s tenure as a member of our Board of Supervisory Directors; the Supervisory Director’s history of attendance at meetings of the Board of Supervisory Directors and committees thereof; the Supervisory Director’s preparation for and participation in all meetings, and the Supervisory Director’s contributions and performance as a member of the Board.
     Six of the eight members of the Board, including the new nominee in 2011, are considered independent under applicable SEC, NYSE and Dutch Code standards. For this year’s annual meeting and election, the Nominating and Governance Committee believes they possess the characteristics outlined above and bring to the Board valuable skills that enhance the Board’s ability to manage and guide the strategic affairs of the Company in the best interests of our shareholders.
     A more complete description of the specific qualifications of each of our Board members and of this year’s nominees are contained in the biographical information section beginning on page 6 of this proxy statement.
Supervisory Director Nomination Process
•	The Nominating and Governance Committee, the Chairman of the Supervisory Board, the Chief Executive Officer, or a Supervisory Director identifies a need to add a new board member that meets specific criteria or to fill a vacancy on the board. The Nominating and Governance Committee also reviews the candidacy of existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board. The Nominating and Governance Committee also considers recommendations for nominees for directorships submitted by shareholders as provided below.

•	If a new board member is to be considered, the Nominating and Governance Committee initiates a search by seeking input from other Supervisory Directors and senior management, and hiring a search firm, if necessary. An initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Supervisory Board are identified by and/or presented to the Nominating and Governance Committee, which ranks the candidates. Members of the Nominating and Governance Committee review the qualifications of prospective candidate(s), and the Chairman of the Supervisory Board, the Chief Executive Officer, and all other Supervisory Board members have the opportunity to review the qualifications of prospective candidate(s).

•	Shareholders seeking to recommend Supervisory Director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Company’s Secretary at the address indicated on the cover page of this proxy, giving the recommended candidates’ name, biographical data and qualifications.

The Nominating and Governance Committee will consider all candidates submitted by shareholders within the time period set forth specified under “Other Proxy Matters — Information About Our 2012 Annual Meeting” below.

•	The Nominating and Governance Committee recommends to the Supervisory Board the nominee(s) from among the candidate(s), including existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board, and new candidates, if any, identified as described above.

•	The nominee(s) are nominated by the Supervisory Board.
Related Person Transactions
     Related person transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. Under its charter, the Audit Committee is charged with the responsibility of reviewing with management and the independent registered public accountants (together and/or separately, as appropriate) insider and affiliated party transactions and potential conflicts of interest. The Audit Committee has delegated authority to review transactions involving employees, other than our executive officers, to our general counsel. We identify such transactions by distributing questionnaires annually to each of our directors, officers and employees.
     In deciding whether to approve a related person transaction, the following factors may be considered:
•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties;

•	the business advantage the Company would gain by engaging in the transaction; and

•	an analysis of the significance of the transaction to the Company and to the related party.
     To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee requires that there is a Company business interest supporting the transaction and the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities. The Audit Committee has adopted a written policy that governs the approval of related person transactions.
     There were no transactions that occurred during fiscal year 2010 in which, to our knowledge, the Company was or is a party, in which the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of our common shares or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
     During 2010, no executive officer served as:
•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our Supervisory Directors; or

•	a director of another entity, one of whose executive officers served on our Compensation Committee or the board of directors of one of our subsidiaries.
Mr. Perna, a member of our Compensation Committee until March 1, 2011, was an officer of our Company until his retirement on March 1, 1998, more than thirteen years ago.
Communications with Directors; Website Access to Our Corporate Documents
     Shareholders or other interested parties can contact any Supervisory Director or committee of the Board of Supervisory Directors by directing correspondence to them in care of Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.
     Our Internet address is www.corelab.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters of our Supervisory Board committees are available on our website. We will also furnish printed copies of such information free of charge upon written request to our Investor Relations department.
     We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC. These reports are available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. Materials we file with the SEC may also be read and copied at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC. Our 2010 Annual Report on Form 10-K included the required Section 302 certifications.
Dutch Corporate Governance Code
     The Dutch Code contains principles of good corporate governance and best practice provisions. The Dutch Code emphasizes the principles of integrity, transparency and accountability as the primary means of achieving good corporate governance. The Dutch Code includes certain principles of good corporate governance, supported by “best practice” provisions. Listed Dutch N.V. companies are required to disclose in their annual report and accounts how they intend to incorporate the principles of the Dutch Code or, where relevant, to explain why they do not. The Management Board regularly monitors the Dutch Code and generally agrees with its fundamental principles. As discussed above, the Company complies with U.S. corporate governance rules and, to the extent consistent therewith, the corporate governance principles of the Dutch Code. The Company intends to continue to monitor the developments in corporate governance and shall take such steps as it considers appropriate to further implement the provisions of the Dutch Code. Please see the report of the Management Board, a copy of which will be available for inspection at our offices in The Netherlands, located at Herengracht 424, 1017 BZ Amsterdam and on our Internet site at www.corelab.com for a discussion of our compliance with the Dutch Code.
Risk Assessment of Compensation Policies and Practices
     We have assessed our compensation policies and practices and found that the compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee and our Supervisory Board are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
     For the year ended 2010, we posted record levels of revenue, operating profit, net income, EPS, Free Cash Flow (“FCF”), and operating margins. During our 15 years as a publicly traded company, we have posted an annualized compounded shareholder return of 25.6%, according to Bloomberg Financial. Over this time period, only five companies currently listed in the S&P 500 posted higher annual compounded returns than us. Our 2010 one year total shareholder return was 52.5%. Our fully diluted EPS exceeded target by 13%. Based on Bloomberg’s calculations using the latest comparable data available, our ROIC was the highest of its oilfield services Peer Group. Moreover, our ROIC exceeded the Peer Group average ROIC by approximately 28 percentage points. See page 6 of this Proxy Statement for a graph comparing our 5 year cumulative total return to the S&P 500 Index and the S&P Oil & Gas Equipment and Services Index.
During 2010-2011 our Executive Compensation Decisions included:
▪	Increasing base salaries of named executive officers by 6.5% on average in 2010

▪	Increasing base salaries of named executive officers by 10.4% on average in 2011

▪	Awarding annual incentive compensation for 2010 performance at 100% of the maximum for the named executive officers

▪	Awarding named executive officers only performance share award program (PSAP) equity for 2010 and 2011 after 2 years of no equity awards for the named executive officers
Overview
     Our executive compensation program is designed to create strong financial incentive for our officers to increase revenues, profits, operating efficiency and returns, which we expect to lead to an increase in shareholder value. Our Compensation Committee’s principal functions include conducting periodic reviews of the compensation and benefits programs to ensure that they are properly designed to meet corporate objectives, overseeing of the administration of the cash incentive and equity-based plans and developing the compensation program for the Supervisory Directors. Our executive compensation program includes five primary elements. Three of the elements are performance-oriented and, taken together, all constitute a flexible and balanced method of establishing total compensation for our senior executive officers. The elements are a) base salary, b) annual incentive plan awards, c) stock-based compensation, d) benefits and e) severance/change-in-control compensation.
Compensation Philosophy
     The following objectives guide the Compensation Committee in its deliberations regarding executive compensation matters:
•	Provide a competitive compensation program that enables us to retain key executives and Supervisory Board members;

•	Ensure a strong relationship between our performance results and those of our segments and the total compensation received by an individual;

•	Balance annual and longer term performance objectives;

•	Encourage executives to acquire and retain meaningful levels of common shares; and

•	Work closely with the Chief Executive Officer to ensure that the compensation program supports our objectives and culture.
     We believe that the overall compensation of executives should be competitive with the market in which we compete for executive talent which consists of both the oilfield services industry and other service-based industries. In determining the proper amount for each compensation element, we review publicly available compensation data, as well as the compensation targets for comparable positions at similar corporations within these industries. We also consider the need to maintain levels of compensation that are fair among our executive officers given differences in their respective responsibilities, levels of accountability and decision authority. The Compensation Committee generally focuses on compensation structures designed to reflect the normal market range (between the 25th to 75th percentiles), which gives the Committee the ability to set compensation that reflects Company and individual performance. We believe that maintaining compensation in the normal market range of our peer group minimizes competitive disadvantage while at the same time fairly compensating our executive officers for meeting our corporate goals. The Compensation Committee uses a range of compensation targets so as to respond better to changing business conditions, manage salaries and incentives more evenly over an individual’s career, and minimize potential for automatic increases in salaries and incentives that could occur with inflexible and narrow competitive targets. The Compensation Committee links a significant portion of each executive’s total compensation to accomplishing specific, measurable results based on both company and individual performance intended to create value for shareholders in both the short and long-term. Only executives with performance exceeding established targets may significantly exceed the market median in total compensation due to incentive compensation.
Role of our Executive Officers in Establishing Compensation
     Our Chief Executive Officer provides recommendations to the Compensation Committee in its evaluation of our executive officers, including recommendations of individual cash and equity compensation levels for executive officers. Mr. Demshur relies on his personal experience serving in the capacity of Chief Executive Officer with respect to evaluating the contribution of our other executive officers as well as publicly available information for comparable compensation guidance as the basis for his recommendations to the Compensation Committee. Mr. Elvig, our Vice President, General Counsel and Secretary, attended the Compensation Committee’s 2010 meeting and acted as secretary of that meeting for the purpose of keeping minutes. However, Mr. Elvig was not present during Compensation Committee deliberations and voting pertaining to the determination of his own compensation or that of any executive.
Role of Consultant
     Our Compensation Committee periodically retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. In early 2010, the Compensation Committee retained Stone Partners, an independent compensation consulting firm, to advise the Compensation Committee regarding analysis of long-term equity award levels as a percentage of base salary. In late 2010, the Compensation Committee retained Stone Partners to conduct a complete compensation program review for our executives, which included benchmarking and a review of compensation trends and provided recommendations for our peer group selection. The Compensation Committee requested that Stone Partners assess base salaries and target annual incentive compensation for each executive officer and target long-term equity incentive compensation. Stone Partners advised the Compensation Committee that based on our current revenues and the level and responsibilities of each position, the changes to base salaries and targeted annual cash compensation were consistent with the normal market range and the performance of our company.
Benchmarking
     The Compensation Committee periodically retains Stone Partners as compensation consultant to assist in the Compensation Committee’s compensation determinations. Stone Partners reports to, and acts at the direction of, the Compensation Committee. The Compensation Committee reviews several sources as a reference for determining competitive total compensation packages including: Stone Partners’ 2010 Oilfield Manufacturing and Services Executive Compensation Survey, Economic Research Institute’s 2010 Executive Compensation Assessor, Towers Watson’s 2010 Top Management Compensation Report and William M. Mercer’s 2010 Energy Compensation Report. All benchmarked data is aged at an annualized rate of 3% to approximate the market movement. In addition, the Compensation Committee reviews proxy statement data from a peer group of companies.
Selecting the Peer Group
     The Compensation Committee, with the assistance of Stone Partners, has developed a peer group of companies to be used for compensation purposes. The peer group consists of publicly traded oilfield services companies comparable in size to our company in terms of annual revenues and the value of ongoing operations.

     The Compensation Committee periodically reviews the composition of our compensation peer group and reviews the compensation paid at these companies, as well as their corporate performance, and other factors in determining the appropriate compensation levels for our executives. For 2010, the Compensation Committee reviewed the peer companies based on industry, revenue, market cap, enterprise value and assets and the following companies comprise our compensation peer group for the year ended 2010:

Atwood Oceanics, Inc.	Dril-Quip, Inc.*	Oceaneering International, Inc.
Cameron International Corp.*	FMC Technologies Inc.*	Oil States International, Inc.
CARBO Ceramics, Inc.	Helix Energy Solutions Group, Inc.	RPC, Inc.
Dresser-Rand Group, Inc.*	Nabors Industries Ltd*	Rowan Companies, Inc.*
Superior Energy Services, Inc.

*	Companies were added in the fall of 2010
In the fall of 2010, we dropped the following companies from our peer group: Global Industries, Inc., ION Geophysical Corp. and Newpark Resources, Inc. in order to include companies which better reflect our current size and industry.
Elements of Compensation
     Base Salary. Base salary is the fixed annual compensation we pay to an executive for performing specific job responsibilities. It represents the minimum income an executive may receive in any given year. We target base salaries to result in annual salaries in the normal market range of our peer group for executives having similar responsibilities. The Compensation Committee may adjust salaries based on its annual review of the following factors:
•	the individual’s experience and background;

•	the individual’s performance during the prior year;

•	the benchmark salary data;

•	the general movement of salaries in the marketplace; and

•	our financial and operating results.
     As a result of these factors, a particular executive’s base salary may be above or below the median at any point in time. For 2010, Messrs. Demshur, Bergmark and Davis had base salaries as follows: Mr. Demshur, $700,000; Mr. Bergmark, $425,000 and Mr. Davis, $415,000. For 2011, the Compensation Committee has approved an increase in base salaries ranging from 6% to 14% for our executives to the following amounts: Mr. Demshur, $800,000; Mr. Bergmark, $450,000 and Mr. Davis, $450,000.
     Non-Equity Incentive Compensation. The Compensation Committee determines the terms under which the annual incentive compensation will be paid to executive officers. The purpose of these awards is to:
•	Share our success with employees;

•	Provide a financial incentive to focus on specific performance targets;

•	Reward employees based on individual and team performance;

•	Promote a sense of shared accomplishment among employees; and

•	Encourage employees to continually improve our financial and operating performance and thereby create shareholder value.
     Under our annual incentive plan, the Compensation Committee has the discretion to set goals and objectives that it believes are consistent with creating shareholder value, including financial measures, operating objectives, growth goals and other measures. The Compensation Committee also considers individual achievement. The maximum award opportunity is established as a percentage of salary for each executive officer based upon a review of the competitive data for that officer’s position, level of responsibility and ability to impact our financial success. The Compensation Committee designs these awards so that cash incentive compensation will approximate the market range when individual and corporate strategic objectives are achieved and will exceed the market median when performance plans are exceeded. Annual incentive awards are designed to put a significant portion of total compensation at risk.
     For 2010, the Compensation Committee determined that the annual incentive compensation for the executives will be at the discretion of the Committee, provided that the Company attains certain EPS results for the year. For 2010, the EPS that must have been attained was $2.66 per share before any discretionary incentive award could be made. Further, any such award was set at a maximum of 1.75 times annual salary for Mr. Demshur and 1.25 times salary for both Messrs. Bergmark and Davis.
     For 2011, the Compensation Committee has determined that the annual incentive compensation should still be at the discretion of the Committee, provided that the Company attains certain EPS results for the year and that any payouts under the program be based upon market benchmarked multiples of annual salary. For 2011, the EPS that must be attained is $3.37 per share and the Committee has recommended an increase in the benchmarked multiple of annual salary to a maximum to 2.0 times annual salary for Mr. Demshur and 1.5 times annual salary for both Messrs. Bergmark and Davis. The Supervisory Board has approved such recommendation. We believe these amounts are consistent with those provided to similarly situated executives by companies in our peer group.
     Execution of our business strategy in 2010 was focused on maximizing returns on invested capital and generating free cash flow which ultimately provided shareholder returns which outperformed our industry. As a result, our diluted earnings per share were $3.00, which exceeded our minimum performance target for 2010 of $2.66 per share. Based upon this performance in 2010, our three executives were awarded bonuses as follows: Mr. Demshur, $1,225,000; Mr. Bergmark, $531,250 and Mr. Davis $518,750. These awards are 100% of the maximum award for 2010.
     Equity Incentive Compensation. We currently administer long-term incentive compensation awards through our LTIP. Specifically, we encourage share ownership by awarding long-term equity incentive awards under two programs, consisting of the Restricted Share Award Program, or “RSAP”, and the Performance Share Award Program, or “PSAP”. We believe that widespread common share ownership by key employees is an important means of encouraging superior performance and employee retention. Our equity-based compensation programs encourage performance and retention by providing additional incentives for executives to further our growth, development and financial success by personally benefiting through the ownership of our common shares and/or rights, which recognize growth, development and financial success over a longer time horizon.
     We use restricted share grants as our primary form of equity compensation, which we believe are a stronger motivational tool for our employees. Restricted share awards provide some value to an employee during periods of stock market volatility, whereas other forms of equity compensation, such as stock options, may have limited perceived value and may do little to retain and motivate employees when the current value of the company’s stock is less than the option price. Currently, our long-term equity incentive compensation is exclusively in the form of restricted shares and performance restricted shares.
     Our Compensation Committee, based on recommendations from our Chief Executive Officer, determines the amount and terms of our long-term incentive awards by periodically reviewing competitive market data and each executive’s long-term past performance, ability to contribute to our future success, and time in the current job. The Committee takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in our shares. The number of shares previously granted or vested pursuant to prior grants is not typically a factor that is used when determining subsequent grants to an executive officer. The Committee considers the foregoing factors together and subjectively determines the appropriate magnitude of the award. As a result of the three named executive officers declining RSAP awards in 2010, RSAP incentives were not part of their total compensation.

     The Committee awards restricted shares and performance restricted shares that vest over a period of years. Restricted share awards vest based on an employee’s continued employment over a period of time. The Committee determines the appropriate length of the vesting period which for most restricted shares is at a rate of 1/6 per year over a period of six years. Performance restricted shares vest if we achieve certain performance goals generally over a three-year period, which allow us to compensate our employees as we meet or exceed our business objectives.
     We have no program, plan or practice to time the grant of restricted shares or performance shares to executives in coordination with material non-public information.
     Restricted Share Award Program. Restricted Share awards are subject to continued employment, and one-sixth of the shares vest each year for six years on the anniversary of the date of grant. Full vesting will occur if an executive officer’s employment is terminated because of death or disability or upon the occurrence of a change in control if the executive officer has been continuously employed by us from the date of the grant until the change in control. No performance accelerators for early vesting exist within this award. Compensation expense relating to these awards, which we recognized for financial accounting purposes during 2010, is reflected in footnote 1 to the Summary.
     Our named executive officers declined RSAP based awards for 2010 in order to allow for additional grants of equity based awards to other employees. For 2010, 142,070 shares of restricted stock were awarded to 325 employees. Restricted stock awards may also be made to new hires as an inducement to attract candidates.
     For 2008 through 2011, Messrs. Demshur, Bergmark and Davis, at their request, have not had grants of RSAP based awards.
     Performance Share Award Program. Under the PSAP, our executive officers are awarded rights to receive a pre-determined number of common shares if certain performance targets are met, as defined in the applicable agreements for the respective three-year period. The following discussion relates to the PSAP awards granted in 2010 and 2011.
     2010 PSAP Awards. On April 1, 2010, we made grants of 90,000 performance shares to our executive officers and others at the discretion of the Chief Executive Officer for 2010. Assuming the recipient’s continued employment (or death or disability while employed) and the satisfaction of certain performance goals is achieved, these awards vest at the end of a three-year performance period that began on January 1, 2010 (the “2010 Performance Period”). In 2010, the long-term incentive guideline used to make awards was 2.75 times 2009 base salary for Mr. Demshur and 2.00 times 2009 base salary for both Mr. Bergmark and Mr. Davis.
     2011 PSAP Awards. On April 1, 2011, we made grants of 86,207 performance shares to our executive officers and others at the discretion of the Chief Executive Officer for 2011. Assuming the recipient’s continued employment (or death or disability while employed) and the satisfaction of certain performance goals is achieved, these awards vest at the end of a three-year performance period that began on January 1, 2011 (the “2011 Performance Period”). In 2011, the long-term incentive guideline used to make awards was 4.00 times 2010 base salary for Mr. Demshur and 3 times the 2010 base salary for both Mr. Bergmark and Mr. Davis. These new award guidelines reflect the market range for long-term incentive awards if the performance measure is met.
     The restricted performance shares are unvested and may not be sold, assigned, or otherwise transferred by an award recipient until such time as, and then only to the extent that, the restricted performance shares have vested. Subject to certain exceptions described below, the restricted performance shares will vest assuming a recipient’s continued employment (or death or disability while employed) and the satisfaction of certain performance goals is achieved. The restricted performance shares will vest only upon the Company’s return on invested capital being in the top decile of the Company’s peers as published by Bloomberg at the end of the respective performance period and the shares shall fully vest if that criterion is met. If it is not met, then no shares shall vest and the award shall be forfeited.
     In the event of an award recipient’s death or disability prior to the last day of the performance periods, his or her restricted performance shares will vest as described above. If an award recipient’s service with us terminates (other than for death or disability) prior to the last day of the performance periods, his or her restricted performance shares will be immediately forfeited to the extent not then vested. In the event of a change in control (as defined in the 2007 Long-Term Incentive Plan) prior to the last day of the performance period and while the award recipient is in our service (or in the event of a termination of the award recipient’s service upon such change in control), all of the award recipient’s restricted performance shares will vest as of the effective date of such change in control.

Components of Executive Compensation
     Compensation for target-level performances in the annual incentive plan, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive. The Committee considered the following general percentages in establishing the total compensation for the Company’s named executive officers for 2010 target performance. It is important to note that the influences on Company financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of actual take home total compensation:

2010
For the CEO:	Base pay = 22%
Bonus compensation at target = 20%
Long-term compensation annualized = 58%

For the other named executives:	Base pay = 28-29%
Bonus compensation at target = 18%
Long-term compensation annualized = 53-54%

2011
For the CEO:	Base pay = 18%
Bonus compensation at target = 18%
Long-term compensation annualized = 64%

For the other named executives:	Base pay = 22%
Bonus compensation at target = 16-17%
Long-term compensation annualized = 61-62%
          The Company views each compensation element as a different means of encouraging and promoting performance. These elements are designed to work in tandem, not against each other. The weighting of these compensation components is consistent with the market and puts a significant portion of the executives’ total direct compensation “at risk” if Company performance declines.
     Health and Welfare Benefits. We offer a standard range of health and welfare benefits to all employees, including our executive officers. These benefits include medical, prescription drug, and dental coverages, life insurance, accidental death and dismemberment, long-term disability insurance and flexible spending accounts. Our plans do not discriminate in favor of our executive officers.
     401(k). We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. We provide this plan to assist our employees in saving some amount of their cash compensation for retirement in a tax efficient manner. Participants may contribute up to 60% of their base and cash incentive compensation, subject to the current limits under the Internal Revenue Code of 1986, as amended (the “Code”). We match employee contributions under this plan up to the first 4% of the participant’s contribution and may make additional discretionary contributions. For plan year 2010, we contributed an additional 2% of the admissible compensation for each eligible employee, including our executive officers, into the plan to acknowledge the outstanding efforts of our employees. We have not yet determined the amount of such discretionary contributions for 2011.
     Deferred Compensation Plan. Through our subsidiary, Core Laboratories LP, we have adopted a nonqualified deferred compensation plan that permits certain employees, including all executive officers, to elect to defer all or a part of their cash compensation (base, annual incentives and/or commissions) from us until the termination of their status as an employee. Participating employees are eligible to receive a matching deferral under the nonqualified deferred compensation plan that compensates them for contributions they could not receive from us under the 401(k) plan due to the various limits imposed on 401(k) plans by the U.S. federal income tax laws.

     The employer matching contributions vest at a rate of 20% per year over a period of 5 years. Discretionary employer contributions may also be made on behalf of participants in the plan and are subject to discretionary vesting schedules determined at the time of such contributions. Vesting in all employer contributions is accelerated upon the death of the participant or a change in control. Employer contributions under the plan are forfeited upon a participant’s termination of employment to the extent they are not vested at that time.
     Supplemental Executive Retirement Plans. In 1998, based on our review of post-retirement compensation provided by various companies in the oilfield services industry, we adopted a Supplemental Executive Retirement Plan, referred to as the “Group SERP,” for the benefit of certain key employees and outside directors. The Group SERP was established to provide additional retirement income for certain of our then-executive officers and death benefits to the officers’ designated beneficiaries as a reward for the executive officer’s prior contributions and future efforts to our success and growth. Richard Bergmark, David Demshur and Joseph Perna, a former officer and current director, participate in the Group SERP. Please read “Information About Our Executive Officers and Executive Compensation — Pension Benefit Plans — Group SERP” for more information about the Group SERP.
     In 1999, based on our review of post-retirement compensation provided by various companies in the oilfield services industry, we adopted a Supplemental Executive Retirement Plan for Monty L. Davis, which is referred to as the “Individual SERP.” The terms of the Individual SERP are similar to that of the Group SERP except that the amount of the retirement benefit is determined using a formula that takes into consideration the participant’s compensation, years of employment, and a five-year vesting schedule. Please read “Information About Our Executive Officers and Executive Compensation — Pension Benefit Plans — Individual SERP” for more information about the Individual SERP.
     Other Perquisites and Personal Benefits. We do not offer any perquisites or other personal benefits to any executive with a value over $10,000 beyond those discussed within this proxy and specifically in the “Summary Compensation” table and its footnote (3) on page 28.
     We believe in the importance of providing attractive intangible benefits to all employees such as open and honest communications, ethical business practices, and a safe work environment.
Executive Compensation Policies
     Stock Ownership Requirements. In 2010, the Committee approved stock ownership requirements for the CEO to own our common shares equal in value to at least five times his annual base salary and for the CFO and COO to own common shares equal in value to at least three times their annual base salary. Alignment with shareholder interests is reflected in current stock ownership among the named executive officers, the value of which ranges from approximately 35 to 57 times annual base salary based on the closing price of our common stock on December 31, 2010, as reflected in the beneficial ownership table provided in “Ownership of Securities — Securities Ownership by Certain Beneficial Owners and Management.” They reflect a significant personal investment in us by the same executives responsible for determining the future success of the organization and the return to shareholders.
     Securities Trading Policy. We prohibit officers and certain other managers from trading our securities on the basis of material, non-public information or “tipping” others who may so trade on such information and from trading in our securities without obtaining prior approval from our General Counsel. If the manager does not have inside information that is material to the business, the officer or manager may trade immediately following quarterly earnings press releases during an Allowed Trading Window. Any exceptions must be requested in writing and signed by one of the following persons: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel. Any derivative transaction which effectively shifts the economic risk of ownership to a third party is not allowed at any time by these officers and certain other managers unless approved by the Compensation Committee.
     Deductibility of Compensation over $1 million. Section 162(m) of the Internal Revenue Code imposes a limit of $1 million, unless compensation is performance based or another exception applies, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. Although we have not yet finalized our 2010 tax return, we expect that this limit may apply to certain deductions in the 2010 tax return.

Employment Agreements and Change in Control Agreements
     We maintain employment agreements with our three executive officers to ensure they will perform their roles for an extended period of time. These agreements are described in more detail elsewhere in this proxy statement. Please read “Information About Our Executive Officers and Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the executives is terminated under certain conditions, such as following a change in control, termination by Messrs. Demshur, Bergmark or Davis for any reason or termination by us for any reason other than upon their death or disability, for “cause” or upon a material breach of a material provision of his employment agreement, each as defined in the agreements.
     The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:
     Change in Control. As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. We provide severance compensation if an executive’s employment is terminated following a change in control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of an executive officer without cause as defined in the applicable agreement, we are obligated to continue to pay him certain amounts as described in greater detail in “Potential Payments Upon Termination or Change in Control.” We believe these payments are appropriate because the terminated executive is bound by confidentiality, non-solicitation and non-compete provisions covering two years after termination and because we and the executive have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our shareholders’ best interests.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION
Executive Officers
     As of December 31, 2010, our executive officers consisted of Messrs. Demshur, Bergmark and Davis. Biographical information regarding Messrs. Demshur and Bergmark can be found in “Information About Our Supervisory Directors and Director Compensation — Board of Supervising Directors.” The following biography describes the business experience of Mr. Davis. Our executive officers are not Managing Directors of our Company for purposes of Dutch law.
     Mr. Davis, who is 56 years of age, joined Western Atlas International in 1977, holding various management positions including Atlas Wireline Division Financial Controller for Europe, Africa and the Middle East from 1983 to 1987, Core Laboratories Division Vice President of Finance from 1987 to 1991, and Atlas Wireline Division vice president of finance and administration from 1991 to 1993. In 1993, Mr. Davis left Western Atlas International and joined Bovar Inc. of Calgary, Canada, an environmental waste disposal company, as chief financial officer. From 1994 to 1995 he served as chief operating officer and from 1995 to 1998 he served as president and chief executive officer of Bovar Inc. Mr. Davis rejoined our Company as Senior Vice President in 1998, and in 1999 was promoted to Chief Operating Officer, the position he currently holds.

Summary Compensation
     The following table summarizes, with respect to our Chief Executive Officer and each of our other named executive officers as of December 31, 2010, information relating to the compensation earned for services rendered in all capacities during fiscal years 2008, 2009, and 2010.
Summary Compensation for the Years Ended December 31, 2008, 2009 and 2010

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation		All Other
Name and		Salary	Awards	Compensation	Earnings		Compensation	Total
Principal Position	Year	($)	($)(1)	($)	($)		($)(3)	($)
David M. Demshur	2010	700,000	1,805,040	1,225,000	852,000	(2)	9,962	4,592,002
President and Chief	2009	656,000	—	600,000	184,000	(2)	9,973	1,449,973
Executive Officer	2008	656,000	—	984,000	777,000	(2)	9,355	2,426,355

Richard L. Bergmark	2010	425,000		531,250	831,000	(2)	10,018	2,582,068
Executive Vice President,	2009	400,000	784,800	250,000	184,000	(2)	9,981	843,981
Chief Financial Officer and Treasurer	2008	400,000	—	400,000	774,000	(2)	9,366	1,583,366

Monty L. Davis	2010	415,000		518,750	514,000	(2)	9,966	2,242,516
Chief Operating Officer	2009	390,000	784,800	250,000	110,000	(2)	9,977	759,977
and Senior Vice President	2008	390,000	—	390,000	461,000	(2)	6,663	1,247,663

(1)	The amounts included in the “Stock Awards” column include the aggregate grant date fair value of the equity-based awards granted during 2008, 2009 and 2010, and have been computed in accordance with FASB ASC Topic 718, formerly FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal years ended December 31, 2008, 2009 and 2010 and are included in our annual reports on Form 10-K. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the material features of these awards.

(2)	The change in pension value during 2008, 2009 and 2010 for each of our named executive officers was: Demshur— $777,000, $184,000 and $852,000; Bergmark— $774,000, $184,000 and $831,000; Davis— $461,000 $110,000 and $514,000; No amounts are attributable to nonqualified deferred compensation earnings. The changes in pension values for 2008, 2009 and 2010 were primarily the result of changes in the underlying actuarial assumptions. Specifically, the interest rate is based on a federal rate that changes annually and the mortality tables are pursuant to Section 417 of the Internal Revenue Code which is required for valuing payouts from qualified plans. These increases were not the result of additional contributions or benefits accruing to the named executive officers.

(3)	No executive officer received perquisites in excess of $10,000 in fiscal 2008 or 2009; however, due to an increase in premium with the Company-Owned Life Insurance, one executive’s perquisite amount slightly exceeded $10,000 for 2010.
All Other Compensation from Summary Compensation Table
     The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation table above.

		Core 401(k)	Company-Owned
		Contributions	Life Insurance(1)	Total
Name	Year	($)	($)	($)
David M. Demshur	2010	9,800	162	9,962
	2009	9,800	173	9,973
	2008	9,200	155	9,355

Richard L. Bergmark	2010	9,800	218	10,018
	2009	9,800	181	9,981
	2008	9,200	166	9,366

Monty L. Davis	2010	9,800	166	9,966
	2009	9,800	177	9,977
	2008	6,500	163	6,663

(1)	The amounts shown reflect premiums we pay for life insurance coverage for our executive officers, which insurance payments will be used to assist us with providing death benefits under the deferred compensation plan.

Grants of Plan-Based Awards
     A total of 51,600 shares of plan-based awards were awarded to our Chief Executive Officer and executive officers in 2010 under the PSAP plan.
     The following table provides information concerning each grant of an award made to our Chief Executive Officer and each of our other executive officers in 2010 under the PSAP plan, including awards that have been transferred.
Grants of Plan-Based Awards for the Year Ended December 31, 2010

							Grant
						All Other	Date Fair
						Stock Awards:	Value of
			Estimated Future Payouts Under			Number of	Stock and
			Non-Equity Incentive Plan Awards			Shares of Stock	Option
		Approval	Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	Date(1)	($)	($)	($)	(#)	$
David M. Demshur			0	612,500	1,225,000
	04/01/2010	03/19/2010				27,600	1,805,040

Richard L. Bergmark			0	265,625	531,250
	04/01/2010	03/19/2010				12,000	784,800

Monty L. Davis			0	259,375	518,750
	04/01/2010	03/19/2010				12,000	784,800

(1)	The Equity Awards Subcommittee awarded the restricted performance shares as of April 1, 2010 for administrative purposes only.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table.
     Employment Agreements.
     David M. Demshur. Mr. Demshur serves as our President and Chief Executive Officer pursuant to an employment agreement entered into on August 1, 1998, as amended and restated as of December 31, 2007. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Demshur’s employment agreement entitles him to an original base salary of $420,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 150%, which was increased to 175% in 2010 as disclosed in the 2010 Proxy and has been recommended by the Compensation Committee and approved by the Supervisory Board to increase to 200% in 2011 of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under “Compensation Discussion and Analysis — Non-Equity Incentive Compensation.” These increases in maximum potential bonus were determined by the Compensation Committee to be more closely aligned with the market. The employment agreement provides that Mr. Demshur is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.
     Richard L. Bergmark. Mr. Bergmark serves as our Chief Financial Officer and Treasurer pursuant to an employment agreement entered into on August 1, 1998, as amended and restated as of December 31, 2007. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Bergmark’s employment agreement entitles him to an original base salary of $236,250, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100%, which was increased to 125% in 2010 as disclosed in the 2010 Proxy and has been recommended by the Compensation Committee and approved by the Supervisory Board to increase to 150% in 2011 of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under “Compensation Discussion and Analysis — Non-Equity Incentive Compensation.” These increases in maximum potential bonus were determined by the Compensation Committee to be more closely aligned with the market. The employment agreement provides that Mr. Bergmark is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.
     Monty L. Davis. Mr. Davis serves as our Chief Operating Officer pursuant to an employment agreement entered into on August 1, 1998, as amended and restated as of December 31, 2007. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Davis’ employment agreement entitles him to an original base salary of $231,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100%, which was increased to 125% in 2010 as disclosed in the 2010 Proxy and has been recommended by the Compensation Committee and approved by the Supervisory Board to increase to 150% in 2011 of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under “Compensation Discussion and Analysis — Non-Equity Incentive Compensation.” These increases in maximum potential bonus were determined by the Compensation Committee to be more closely aligned with the market. The employment agreement provides that Mr. Davis is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.

     Restricted Share Award Program. In 2010, the Equity Awards Subcommittee granted 142,070 restricted shares to employees under the RSAP program, none of which were to named executive officers. In 2009, the Equity Awards Subcommittee granted 247,100 restricted shares to employees under the RSAP program, none of which were to named executive officers. In 2008, the Equity Awards Subcommittee granted 249,900 restricted shares to employees under the RSAP program, none of which were to named executive officers. Subject to continued employment with us, these shares vest in the amount of 1/6th of each grant on each of the six annual anniversaries of the date of grant. Full vesting will occur, however, if an employee’s employment with us is terminated by reason of death or disability or if an employee continues in our employment until the date upon which a change in control occurs. For 2011, the Equity Awards Subcommittee has authorized 100,000 shares for in-cycle grants and an additional 10,000 shares for out-of-cycle grants for retention and recruitment purposes, and it is anticipated such in-cycle grants will be awarded with an effective date of December 1, 2011 and are for employees other than the named executive officers.
     Performance Share Award Program. In 2010, the Equity Awards Subcommittee granted 90,000 shares to employees under the PSAP program, including 51,600 to our named executive officers. Subject to continued employment with us, these shares will vest on December 31, 2012 only upon our return on invested capital being in the top decile of the our peer group as published by Bloomberg at the end of the three-year Performance Period ending on December 31, 2012. Full vesting will occur, however, if an employee’s employment with us is terminated by reason of death or disability, or if an employee continues in our employment until the date upon which a change in control occurs.
     In 2011, the Equity Awards Subcommittee granted 86,207 shares to employees under the PSAP program, including 58,207 to our named executive officers. Subject to continued employment with us, these shares will vest on December 31, 2013 only upon our return on invested capital being in the top decile of the our peer group as published by Bloomberg at the end of the three-year Performance Period ending on December 31, 2013. Full vesting will occur, however, if an employee’s employment with us is terminated by reason of death or disability, or if an employee continues in our employment until the date upon which a change in control occurs.
     Pension Benefit Plans. For a description of our Supplemental Executive Retirement Plans, please read “—Pension Benefit Plans” below.
Outstanding Equity Awards at Fiscal Year End
     The following table provides information concerning stock that has not vested, and equity incentive plan awards for our Chief Executive Officer and each of our other executive officers as of the end of our last completed fiscal year. None of our executive officers held unexercised options as of the end of our last completed fiscal year.
Outstanding Equity Awards at December 31, 2010

		Market Value of
	Number of Shares or	Shares or Units of
	Units of Stock That	Stock That Have Not
	Have Not Vested	Vested
Name	(#)	($)
David M. Demshur	27,600 (1)	2,457,780
Richard L. Bergmark	22,600 (1)	2,012,530
Monty L. Davis	22,600 (1)	2,012,530

(1)	Consists of restricted shares remaining unvested which were granted to each named executive officer in 2006, 2007, and 2010. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table ¯ Restricted Share Award Program” and Performance Restricted Award Program.
Exercises and Stock Vested
     The following table provides information concerning each vesting of stock, including restricted stock, restricted stock units and similar instruments during the last completed fiscal year on an aggregated basis with respect to each of our executive officers.
Stock Vested for the Year Ended December 31, 2010

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)
David M. Demshur	—	—
Richard L. Bergmark	4,200	277,337
Monty L. Davis	4,200	277,337

Pension Benefit Plans
     The following table provides information on our executive officers’ pension benefit plans as of December 31, 2010, including, with respect to each executive officer, the number of years credited under the applicable plan, the actuarial present value of the accumulated pension benefit and the dollar amount of any payments received during the year ended December 31, 2010.
Pension Benefit Plans as of December 31, 2010

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	2010
Name	Plan Name	(#)	($)	($)
David M. Demshur	Group SERP	N/A	4,061,000	—
Richard L. Bergmark	Group SERP	N/A	4,126,000	—
Monty L. Davis	Individual SERP	25.0	2,454,000	—
     Group SERP. In 1998, we adopted the Core Laboratories Supplemental Executive Retirement Plan, which we refer to as the “Group SERP,” for the benefit of certain key employees and outside directors. The Group SERP was subsequently amended in 1999, 2001, 2002, 2003 and 2007. The Group SERP was established to provide additional retirement income to the participants and death benefits to the participants’ designated beneficiaries as a reward for the participants’ contributions to our success and growth. Messrs. Bergmark, Demshur and Perna, a former employee and current director, participate in the Group SERP. Each participant is entitled to receive a retirement benefit of $250,000 per year, which begins on the participant’s retirement date (which is the later of the participant’s termination of employment or attaining the age of 65 years) and is paid in annual installments until the participant’s death. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant’s designated beneficiary is entitled to receive $250,000 each year until such payments have been made for an aggregate of 15 years to both the participant and such designated beneficiary. If the participant dies before his retirement date, the designated beneficiary of the deceased participant is entitled to receive $225,000 each year for 15 years. Each participant’s benefit under the Group SERP is fully vested and fully accrued. Each participant has made an irrevocable election to receive a lump sum payment if a change in control occurs. The lump sum amount will be equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant’s retirement. Benefits under the Group SERP may be forfeited only in the event of a participant’s termination for cause (defined as the participant’s conviction of a felony or a misdemeanor involving moral turpitude).
     Individual SERP. In 1999, we adopted the Core Laboratories Supplemental Executive Retirement Plan for Mr. Davis, which we refer to as the “Individual SERP.” The Individual SERP provides the participant an annual retirement benefit, which begins on the participant’s retirement date (which is the later of the participant’s termination of employment or attaining the age of 65 years) and is paid in annual installments until the participant’s death. The annual retirement benefit is equal to 2% of the participant’s final average pay (defined below) for each year of credited service (not to exceed 25 years of credited service). In the event of a change in control while the executive is employed by us or the involuntary termination of the executive’s employment without cause within six months prior to a change in control, Mr. Davis will receive an annual retirement benefit in the amount equal to the greater of the amount determined above or $150,000. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant’s designated beneficiary is entitled to the retirement benefit described above each year until such payments have been made for an aggregate of 15 years to both the participant and his designated beneficiary. In the event that a participant dies before his retirement date, his designated beneficiary will receive an annual retirement benefit in the amount equal to the greater of the amount determined above or $150,000 for 15 years. Additionally, the participant has made an irrevocable election to receive a lump sum payment if a change in control occurs. The lump sum amount would be equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant’s retirement. A participant will forfeit his interest in an Individual SERP if he is terminated for cause (defined as the participant’s conviction of a felony or a misdemeanor involving moral turpitude).
     A participant’s “final average pay” for purposes of calculating the annual retirement benefit under an Individual SERP is the average of the participant’s annual base salary for the five consecutive calendar years immediately preceding the calendar year in which occurs the earlier of the participant’s death or termination of employment. In the event a change in control occurs (as defined in the Individual SERP), “final average pay” is the greater of (x) the amount determined above, and (y) the participant’s annual base salary for the five consecutive calendar years immediately preceding the calendar year in which the change in control occurs.
     We have purchased insurance coverage on the lives of Messrs. Demshur, Bergmark, Perna and Davis to assist us in providing benefits under the Group SERP and the Individual SERP (collectively, the “SERPs”). We are the owner and beneficiary of the insurance coverage for which all of the Group SERP and the Individual SERP premiums are fully paid. Based on actuarial calculations, the benefits paid to us under the insurance policies should be sufficient to cover the costs of the SERPs’ benefits for these individuals. However, to the extent the death benefits under the policies are insufficient to cover those costs, we are obligated to pay the remainder out of other general assets to absorb any shortfall.
Nonqualified Deferred Compensation
     The following table provides information relating to our executive officers’ benefits in the nonqualified deferred compensation plans, including, with respect to each executive officer, the aggregate contributions made by such executive officer during the year ended December 31, 2010, the aggregate contributions made by the company during the year ended December 31, 2010, on behalf of the executive officer, the aggregate interest or other earnings accrued during the year ended December 31, 2010, the aggregate value of withdrawals and distributions to the executive officer during the year ended December 31, 2010 and balance of account as of December 31, 2010.

Nonqualified Deferred Compensation for the Year Ended December 31, 2010

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions	Contributions in	Aggregate Earnings	Withdrawals/	at December 31,
	in 2010	2010	(Losses) in 2010	(Distributions)	2010
Name	($)	($)	($)	($)	($)
David M. Demshur	80,505	23,002	630,050	0	3,336,879
Richard L. Bergmark	9,807	9,807	93,254	0	477,167
Monty L. Davis	64,471	15,988	140,351	0	881,331
     Since 2006, the employer has made matching contributions on all participant salary reduction deferrals to the plan. The plan also provides for employer contributions equal in amount to certain forfeitures of, and/or reductions in, employer contributions that participants could have received under the 401(k) Plan in the absence of certain limitations imposed by the Code. Distributions of a participant’s plan benefits can only be made under certain prescribed circumstances, such as termination of employment or upon a specified date as elected by the participant. In the event of a termination of employment (other than by death or disability) of a “key employee,” distributions must be delayed for six months. A participant’s plan benefits include the participant’s deferrals, the vested portion of the employer’s contributions, and deemed investment gains and losses on such amounts. In the case of a participant who dies while employed with the employer, an additional $50,000 life insurance benefit will also be paid under the plan to the participant’s beneficiary. The plan was amended in 2008 to comply with the American Jobs Creation Act of 2004 to reflect certain statutorily mandated requirements applicable to the plan. For additional information, see “Elements of Compensation — Deferred Compensation Plan.”
Potential Payments Upon Termination or Change in Control
     We have entered into certain agreements and maintain certain plans that will require us to provide compensation and/or benefits to our named executive officers in the event of a termination of employment or a change in control of the Company. The terms described below are unique to the three named executive officers and were first put into place in 1998 and are not terms that have been granted to any other executive since then or would be granted to any future executive with the Company. The compensation and benefits described below assume that any termination of employment was effective as of December 31, 2010, and thus includes amounts earned through that date. The tables below provide estimates of the compensation and benefits that would be provided to the executives upon their termination of employment; however, in the event of an executive’s separation from the Company, any actual amounts will be determined based on the facts and circumstances in existence at that time.
Employment Agreements
     The Demshur, Bergmark and Davis Employment Agreements
     Messrs. Demshur, Bergmark and Davis have employment agreements first entered into in 1998 which have included provisions governing the payment of severance benefits if employment is terminated by the executive for any reason or by the Company for any reason other than (1) death or disability, (2) for cause, or (3) the executive’s material breach of a material provision of the employment agreement. In such event, our executive severance benefits will be comprised of:
     (a) the payment of a lump-sum amount equal to the sum of:
•	200% of his base salary as in effect immediately prior to the termination; and

•	two times 45% of the maximum annual incentive bonus he could have earned pursuant to his employment agreement;
     (b) provision of a benefits package for the executive and his spouse and dependent children consisting of medical, hospital, dental, disability and life insurance benefits at least as favorable as those benefits provided to the executive and his spouse and dependent children immediately prior to termination, for as long as the executive and his spouse or dependent children are living;
     (c) the provision of outplacement services at a cost not to exceed 100% of the executive’s annual base salary as in effect immediately prior to the termination;
     (d) the full and immediate vesting and exercisability of all of his outstanding stock options, which options shall remain exercisable for the greater of (1) three months following such termination, or (2) the period provided in the plan or plans pursuant to which such stock options were granted.
     For purposes of calculating the lifetime medical benefits, we assume the following:
•	a discount rate of 5.50%;

•	mortality table under section 417(e)(3)(A)(ii)(I), the 2010 Applicable Mortality Table for Lump Sums under the Pension Protection Act of 2006 (PPA);

•	a current medical trend of 7.80% per annum, decreasing in accordance with a schedule over time to 6.10% in 2015 and 5.80% in 2035;

•	that medical benefits are to be coordinated with Medicare such that premiums will be reduced by 50% for ages 65 and older; and

•	that the health plan is fully insured and community rated and will continue to be so in the future.

For purposes of calculating the welfare benefits, we assume the following:

•	the basic life insurance benefit was valued as a whole life premium at discount rate of 5%;

•	mortality table under section 417(e)(3)(A)(ii)(I), the 2010 Applicable Mortality Table for Lump Sums under PPA;

•	the accidental death and disability coverage was valued as 11.3% of the value of basic life insurance benefit, per the current premium ratio and this benefit was assumed to continue beyond age 65; and

•	the long-term disability premium was escalated to 4% at age 65, reflecting the age-related incidence of disability as well as increased administrative costs; no value is attributed to the benefit beyond age 65, as long-term disability coverage is rarely available once employment ends.
     If the executive’s employment is terminated as a result of death or disability, the executive (if living), his spouse, and/or his dependent children, as applicable, will be entitled to the benefits described under clause (b) and (d) above.
     If the executive’s employment is terminated for any reason within three years following a change in control, the executive will be entitled to the same benefits described above except that certain outstanding stock options shall remain exercisable for the greater of (i) one year following such termination, or (ii) the period provided in the plan or plans pursuant to which such stock options were granted, and the lump-sum payment described in clause (a) above shall be equal to three times the sum of:
•	his base salary as in effect immediately prior to his termination of employment; and

•	the greater of (A) 45% of the maximum annual incentive bonus he could have earned pursuant to his employment contract for the year in which his employment terminates or (B) the highest annual bonus he received in the three fiscal years ending prior to the fiscal year in which occurred the change in control.
     The employment agreements generally use the following terms:
     “Cause” means the executive has been convicted of any felony or a misdemeanor involving moral turpitude.
     “Change in Control” means a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company if (i) the holders of equity securities of the Company immediately prior to the transaction do not beneficially own immediately after the transaction 50% or more of the common equity of the resulting entity, (ii) the holders of equity securities of the Company immediately prior to the transaction do not beneficially own immediately after the transaction 50% of the voting securities of the resulting entity, or (iii) the persons who were members of the Supervisory Board of Directors immediately prior to the transaction are not the majority of the board of the resulting entity immediately after the transaction. A Change in Control also occurs when (i) there is shareholder approval of a plan of dissolution or liquidation of the Company, (ii) any person or entity acquires or gains ownership of control of more than 30% of the combined voting power of outstanding securities of the Company or resulting entity, or (iii) a change in the composition of the Board of Directors the results of which are that fewer than a majority of the supervisory directors are incumbent directors.
     Each executive’s employment agreement contains a standard confidentiality and nonsolicitation provision and requires that the executive not compete with the business conducted by the Company at any time during the period that he is employed by the Company and for the two-year period thereafter unless his employment with the Company is terminated by him for good reason, or by the Company for cause. Notwithstanding, the post-employment noncompetition and nonsolicitation restrictions terminate upon a change in control of the Company.
     Upon a change in control, our executive officers may be subject to certain excise taxes pursuant to Section 4999 of the Code (which imposes a 20% excise tax on certain excess parachute payments). In such case, we have agreed to pay each of our executive officers a gross-up payment such that, after the payment of any income, excise or other tax on the gross-up payment, the executive officer retains an amount sufficient to pay all excise taxes pursuant to Section 4999 of the Code.
     The calculation of the Section 4999 gross-up amounts described above is based upon an excise tax rate under Section 4999 of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. For purposes of the gross-up calculations, we have assumed that (1) no amounts will be discounted as attributable to reasonable compensation, (2) all cash severance payments are contingent on a change in control (although we believe there may be a viable position to the contrary with respect to at least a portion of the cash severance payments), and (3) we could rebut the presumption required under applicable regulations that the restricted shares granted in 2008 were contingent upon a change in control.
     The tax gross-up payment described above will be payable to the executive for any excise tax incurred under Section 4999 of the Code regardless of whether his employment is terminated. However, the amount of the gross-up payment will change based upon whether the executive’s employment with us is terminated because the amount of compensation subject to the Section 4999 excise tax will change.
     The tables below reflect the amount of compensation that would be payable to each of the named officers in various scenarios involving termination of the named officer’s employment, including following a change in control. The amount of compensation payable to each named officer upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each named officer is shown below. The amounts shown assume that the termination was effective on December 31, 2010 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The amounts payable upon termination following a change in control assume that the change in control occurred on December 31, 2010 and the termination was effective the same day. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. The officer would also have available the value of exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End table.

David M. Demshur

					Termination
			Involuntary Not	For Cause	related to
	Voluntary	Early	For Cause	Termination	Change-in-
	Termination	Retirement on	Termination on	on	Control on	Disability on	Death on
	on 12/31/210	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Severance	$1,400,000	$1,400,000	$1,400,000	$—	$2,100,000	$—	$—
Short-term Incentive	$1,102,500	$1,102,500	$1,102,500	$—	$2,952,000	$—	$—
Long-term Incentives:
Unvested and Accelerated Equity Award Programs	$—	$—	$—	$—	$2,457,780	$2,457,780	$2,457,780
Benefits & Perquisites:
Health and Welfare Benefits	$355,200	$355,200	$355,200	$—	$355,200	$355,200	$355,200
Outplacement Services	$700,000	$—	$700,000	$—	$700,000	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—	$—

Total	$3,557,700	$2,857,700	$3,557,700	$—	$8,564,980	$2,812,980	$2,812,980

Richard L. Bergmark

			Involuntary		Termination
			Not For		related to
	Voluntary	Early	Cause	For Cause	Change-in-
	Termination	Retirement	Termination	Termination	Control on	Disability on	Death on
	on 12/31/2010	on 12/31/2010	on 12/31/2010	on 12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Severance	$850,000	$850,000	$850,000	$—	$1,275,000	$—	$—
Short-term Incentive	$478,125	$478,125	$478,125	$—	$1,200,000	$—	$—
Long-term Incentives:
Unvested and Accelerated Equity Award Programs	$—	$—	$—	$—	$2,012,530	$2,012,530	$2,012,530
Benefits & Perquisites:
Health and Welfare Benefits	$359,600	$359,600	$359,600	$—	$359,600	$359,600	$359,600
Outplacement Services	$425,000	$—	$425,000	$—	$425,000	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—	$—

Total	$2,112,725	$1,687,725	$2,112,725	$—	$5,272,130	$2,372,130	$2,372,130

Monty L. Davis

					Termination
		Early	Involuntary	For Cause	related to
	Voluntary	Retirement	Not For Cause	Termination	Change-in-
	Termination	on	Termination	on	Control on	Disability on	Death on
	on 12/31/2010	12/31/2010	on 12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Compensation:
Severance	$830,000	$830,000	$830,000	$—	$1,245,000	$—	$—
Short-term Incentive	$466,875	$466,875	$466,875	$—	$1,170,000	$—	$—
Long-term Incentives:
Unvested and Accelerated Equity Award Programs	$—	$—	$—	$—	$2,012,530	$2,012,530	$2,012,530
Benefits & Perquisites:
Health and Welfare Benefits	$355,800	$355,800	$355,800	$—	$355,800	$355,800	$355,800
Outplacement Services	$415,000	$—	$415,000	$—	$415,000	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—	$—

Total	$2,067,675	$1,652,675	$2,067,675	$—	$5,198,330	$2,368,330	$2,368,330

     Nonqualified Deferred Compensation Plan.
     See the Nonqualified Deferred Compensation Table and subsequent narrative discussion for a description of the benefits payable to the named executive officers under the Nonqualified Deferred Compensation Plan upon death or separation from service, and in connection with a change in control.

     Supplemental Executive Retirement Plans.
     Please see the Pension Benefits Table and narrative that follows the table for a discussion of the benefits payable to the named executive officers under the Group SERP and the Individual SERP upon death or separation from service, and in connection with a change in control. As described in the Pension Benefits Table, if a participant in the Group SERP or an Individual SERP made a timely election, he would be entitled to receive a lump sum payment upon a change in control of the Company equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant’s retirement.
     Equity Award Program.
     Awards under our PSAP and RSAP will vest in full in the event an executive officer’s service is terminated by reason of his death or disability or upon the occurrence of a change in control. As a result, assuming such event occurred on December 31, 2010, Messrs. Bergmark and Davis would have each become vested in $2,012,530 worth of common shares. Mr. Demshur did not have any outstanding RSAP awards at December 31, 2010; however, Mr. Demshur would have become vested in $2,457,780 worth of common shares from a PSAP share award.

COMPENSATION COMMITTEE REPORT
     During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Compensation Committee:
•	reviewed and discussed the Company’s disclosure set forth herein below the heading “Compensation Discussion and Analysis” with management; and

•	based on the reviews and discussions referred to above, recommended to the Supervisory Board that the disclosure set forth herein below the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2010.
     Submitted by the Compensation Committee of the Board of Supervisory Directors.
COMPENSATION COMMITTEE
D. John Ogren (Chairman)
Rene R. Joyce
Joseph R. Perna (to March 1, 2011)

REPORT OF THE AUDIT COMMITTEE
     For the year ended December 31, 2010, the Audit Committee consisted of Messrs. Kearney, Perna and Joyce. The Company has determined that: (1) each member of the Audit Committee is independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE and, to extent consistent therewith, the Dutch Code; and (2) all current Audit Committee members are financially literate. In addition, Mr. Kearney qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act and as defined in the Dutch Code.
     During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Audit Committee:
•	reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2010 with management and with the independent registered public accountants;

•	considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management, with the internal auditors and with the independent registered public accountants;

•	reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and the letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants’ independence, and (3) the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380, Communication with Audit Committees by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	discussed with management, with the internal auditors and with the independent registered public accountants the process by which the Company’s chief executive officer and chief financial officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q;

•	pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accountants as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers’ independence, and concluded that PricewaterhouseCoopers’ independence was not compromised by the provision of such services (details regarding the fees paid to PricewaterhouseCoopers in fiscal 2010 for audit services, audit-related services, tax services and all other services, are set forth at “Audit Fee Summary” below); and

•	based on the reviews and discussions referred to above, recommended to the Supervisory Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
     As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.
     A copy of the Audit Committee’s written charter may be found on the Company’s website, at http://www.corelab.com/corporate/governance.aspx#2.
     Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company’s financial statements.
     The Committee meets regularly with management and the independent and internal auditors, including private discussions with the independent registered public accountants and the Company’s internal auditors and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.
     Submitted by the Audit Committee of the Board of Supervisory Directors, as constituted December 31, 2010.
Audit Committee
Michael C. Kearney (Chairman)
Rene R. Joyce
Joseph R. Perna

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fee Summary
     The Audit Committee approved in advance approximately 55% of the non-audit fees. Set forth below is a summary of the total fees incurred with our independent registered public accounting firm, PricewaterhouseCoopers, during fiscal years 2010 and 2009. These fees consisted of:

	2010	2009
Audit Fees	$2,479,348	$2,447,512
Audit Related Fees	371,314	390,280
Tax Fees	300,536	136,178
All Other Fees	62,667	45,705

Total	$3,213,865	$3,019,675

     Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and the audit of internal controls in order to comply with the Sarbanes-Oxley Act of 2002.
     Audit-Related Fees. Audit-related fees consist primarily of statutory audits of subsidiaries required by governmental or regulatory bodies and attestation services required by statute or regulation; and certain agreed-upon procedures including accounting and research work necessary to comply with generally accepted auditing standards.
     Tax Fees. Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the Company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.
     All Other Fees. Other fees consist primarily of comfort letters, consents, research and consulting, and work performed related to other SEC filings.

MATTERS TO BE VOTED ON
Item 1. Election of Supervisory Directors
     Our articles of association provide for one or more Supervisory Directors. Our Supervisory Board currently has eight members who are divided into three classes of Supervisory Directors. Each class is elected for a term of three years such that the term of one class of Supervisory Director expires at the annual meeting each year. The Company desires to initiate steps to bring new membership to the Board of Supervisory Directors, with a plan of replacing one existing director each year over the next few years. Accordingly, the Board of Supervisory Directors is proposing the election of one new member this year, coinciding with the resignation of Jacobus Schouten, our longest serving member, effective at the time of the annual meeting. Since the three members whose terms expire this year are not scheduled to be replaced and members can only be elected for three year terms per our Articles, we are recommending re-election of the three existing Class I members, plus the election of the one new member, Jan Willem Sodderland. The Supervisory Board is proposing the re-election of Messrs. Demshur, Joyce and Kearney as Class I Supervisory Directors and the election of Mr. Sodderland as a Class I Supervisory Director for a term expiring at the annual meeting in 2014. Please see “Information About Our Supervisory Directors and Director Compensation — Board of Supervisory Directors” for biographical information of our Supervisory Directors.
     Candidates for Supervisory Director are recommended by the Nominating and Governance Committee to our Supervisory Board. Our Supervisory Board then nominates selected candidates, who are elected at the annual meeting by the affirmative vote of a majority of the votes cast at the meeting. You may vote for any of the nominees, all of the nominees, or for none of the nominees. Under Dutch law and our articles of association, common shares abstaining from voting will not count as votes cast at the annual meeting but will count for the purpose of determining the number of shares represented at the meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.
     Unless otherwise instructed or unless the proxy is withdrawn, the accompanying proxy will be voted for the election of the four nominees listed above. If at the time of, or prior to, the annual meeting any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Supervisory Board. The Supervisory Board has no reason to believe that any substitute nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein. Shareholders may not cumulate their votes in the election of Supervisory Directors.
     The Supervisory Board recommends that shareholders vote “FOR” the four nominees for Supervisory Director as set forth above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 2. Confirmation and Adoption of Annual Accounts
     At the annual meeting, as required under Dutch law and our articles of association our shareholders will be asked to confirm and adopt our Dutch Statutory Annual Accounts (the “Annual Accounts”) for the fiscal year ended December 31, 2010, which are our audited consolidated financial statements that are prepared in accordance with Dutch generally accepted accounting principles. In accordance with Article 408, Book 2 of the Dutch Civil Code, the Annual Accounts are our annual accounts and our participation. However, the Annual Accounts do not represent the consolidated accounts of our Company and subsidiaries as presented in our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. Companies domiciled in the United States are not generally required to obtain shareholder confirmation and adoption of annual accounts.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to confirm and adopt the Annual Accounts. Under Dutch law and our articles of association, common shares abstaining from voting will not count as votes cast at the annual meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.
     The Supervisory Board recommends that shareholders vote “FOR” the confirmation and adoption of the Annual Accounts, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 3. Cancellation of Our Repurchased Shares Held at the Time the Annual Meeting Starts
     At the annual meeting, our shareholders will be asked to resolve to cancel all of the treasury shares that have been repurchased and are being held by the Company, as opposed to any of its subsidiaries (collectively “we”), at the time the annual meeting starts. According to the Dutch Civil Code and pursuant to prior shareholder authorization, we can hold up to 25.6% of our issued share capital at one time divided into lots of 10% and 15.6%, as described in the proxy statement for the annual shareholder meeting held on June 10, 2010. According to that prior shareholder approval, only the shares in the 10% lot are subject to cancellation at this time. The remaining 15.6% must be reserved for use with the Senior Exchangeable Notes when they become due on October 31, 2011 or warrants. This restriction is not typical for a company domiciled in the United States but is imposed on us as a result of our being organized under the laws of The Netherlands. As of the start of the annual meeting, we anticipate the Company holding, in its name,             shares repurchased to that date of our issued share capital that formed part of the 10% lot. Management believes it is in the best interest of our shareholders for such shares held by the Company at the start of the annual meeting, that form part of the 10% lot, to be cancelled. This authority is similar to that generally afforded under state law to public companies domiciled in the United States. Upon the affirmative vote of our shareholders, the shares held by the Company at the start of the general meeting of shareholders that formed part of the 10% lot will be cancelled in the manner described in Article 2:99(2) and 2:100 of the Dutch Civil Code.
     After the general meeting of shareholders, if this Item 3 is approved, we will post a copy of the extract of the minutes of the annual meeting of shareholders at the Dutch commercial registry and will subsequently publish a notice of such deposit in a Dutch daily newspaper. If no creditors oppose the capital reduction within two months after each respective publication in a Dutch daily newspaper, then the cancellation of the shares will become effective after this two-month waiting period.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to cancel our repurchased shares if more than one-half of our issued share capital is represented at the annual meeting. If less than one-half of our issued share capital is represented at the annual meeting, then the affirmative vote of two-thirds of the votes cast at the annual meeting is required to approve the cancellation of our repurchased shares that formed part of the 10% lot. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.
     The Supervisory Board recommends that shareholders vote “FOR” the cancellation of our repurchased shares held by the Company at the time our annual meeting starts that formed part of the 10% lot, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 4. Extension and Renewal of Existing Authority to Repurchase Shares
     Pursuant to a change in Dutch law in 2008 and subject to certain Dutch statutory provisions and shareholder authorization, we and our subsidiaries are allowed to repurchase more than 10% and up to 50% of our issued share capital, instead of a maximum of 10% of our issued share capital before the change in law. At our most recent annual shareholder meeting on June 10, 2010, we received authority for the Management Board to purchase up to 25.6% of our issued share capital for a period of eighteen (18) months, until December 10, 2011. That authority, as previously granted, more specifically provided the Management Board could repurchase the 25.6% as follows:
a. up to 10% of our issued share capital from time to time for an 18-month period, and such repurchased shares may be used for any legal purpose, and
b. up to an additional 15.6% of our issued share capital from time to time for an 18-month period, and such repurchased shares may only be used for the satisfaction of any obligation the Company may have to deliver shares to the holders of the Senior Exchangeable Notes when they become due or pursuant to warrants we sold to Lehman OTC contemporaneously with the issuance of our Senior Exchangeable Notes.
     For the 2011 annual meeting, it is proposed to extend and renew the existing authorization of our Management Board to repurchase up to 25.6% of the issued share capital, as described in more detail below, through one or more purchases at the stock exchange where our shares are listed or otherwise, and to determine the price of shares at any price in the open market, such price not to be outside the range of between 5 percent above or below the average closing price of the three preceding trading days on the stock exchanges where the Company’s stock is traded, and in no event to exceed $200.00 per share or its equivalent in other currencies. This authorization of our Management Board must be renewed every 18 months. In connection with our initial public offering in September 1995, our shareholders authorized repurchases for a period of 18 months. At each annual meeting from 1995 through 2010 and at the special meeting in January 2009, our shareholders have renewed that authorization such that the current period is set to expire on December 10, 2011. In 2010, we repurchased approximately 1,493,017 of our common shares for an aggregate purchase price of approximately $92.5 million. We believe that it is in the best interest of our Company and shareholders to have the flexibility to repurchase shares in the future if the Management Board deems it advisable to do so. Further, by extending and renewing the existing authorization of 25.6%, the Company will have the ability to continue to repurchase its common shares in order to satisfy the obligation it may have to deliver its common shares to the holder(s) of the warrants we sold to Lehman OTC contemporaneously with the issuance of our Senior Exchangeable Notes, which warrants mature after the existing authority date of December 10, 2011. This authority is similar to that generally afforded under state law to public companies domiciled in the United States.
     At the annual meeting, our shareholders will be asked to authorize the Management Board to repurchase up to 25.6% of our issued share capital from time to time through one or more purchases at the stock exchange where our shares are listed or otherwise, as follows:
     a. our shareholders will be asked to renew the authorization of the Management Board to repurchase up to 10% of our issued share capital from time to time for an 18-month period, until November 19, 2012, and such repurchased shares may be used for any legal purpose, and
     b. our shareholders will be asked to renew the authorization of our Management Board to repurchase up to an additional 15.6% of our issued share capital from time to time until March 10, 2012, which is an additional three month period from the existing authorized date of December 10, 2011, and such repurchased shares may only be used for the satisfaction of any obligation the Company may have to deliver shares to the holder(s) of warrants we sold to Lehman OTC contemporaneously with the issuance of our Senior Exchangeable Notes.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to authorize the Management Board to repurchase up to 25.6% of our issued share capital, as described herein, from time to time for the indicated periods from the date of the annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the special meeting.
     The Supervisory Board recommends that shareholders vote “FOR” the authorization of the Management Board to repurchase up to 25.6% of our issued share capital, the final 15.6% exclusively to be used for the satisfaction of any obligation the Company may have to deliver shares to the warrant counter-party, in two blocks, one of 10% for an 18-month period from the annual meeting, until November 19, 2012, and a second block of 15.6% until March 10, 2012, through one more purchases at the stock exchange where our shares are listed or otherwise and to determine the price of shares at any price in the open market, such price not to be outside the range of between 5 percent above or below the average closing price of the three preceding trading days on the stock exchanges where the Company’s stock is traded, and in no event to exceed $200.00 per share or its equivalent in other currencies and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 5. Extension of Authority to Issue Shares of Core Laboratories N.V. Until May 19, 2016
     Our current authorized share capital consists of 200 million common shares and 6 million preference shares, each share with a current par value of EUR 0.02. Under Dutch law and our articles of association, the Supervisory Board has the power to issue shares of our authorized share capital as long as the Supervisory Board has been designated and authorized by the shareholders to do so at the annual meeting. An authorization of the Supervisory Board to issue shares may be effective for a period of up to five years and may be renewed on an annual rolling basis. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to issue shares and/or rights with respect to our shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended the period such that the current period is set to expire on June 10, 2015. We currently do not have any specific plans, proposals or arrangements to issue any of the authorized shares of common stock for any purpose. However, in the ordinary course of our business, we may determine from time to time that the issuance of shares of common stock is in the best interests of the Company, including in connection with future acquisitions or financings.
     At the annual meeting, our shareholders will be asked to approve a further extension of this authority to issue shares and/or to grant rights, including options to purchase, with respect to our unissued common and preference shares up to the maximum number of common and preference shares indicated by the authorized share capital for a five-year period from the date of the annual meeting until May 19, 2016. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to issue shares for acquisition, financing or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our common shares are listed on the NYSE and, accordingly, the issuance of additional shares will remain subject to the rules of the NYSE. In particular, the NYSE requires shareholder approval for the issuance of shares of common stock in excess of 20% of the shares outstanding except for public offerings for cash or bona fide private offerings at a price greater than both the book and market value of a company’s common stock.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares for a five-year period from the date of the annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting will not count as votes cast at the annual meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.
     The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Item 6. Extension of Authority of Supervisory Board to Limit or Eliminate Preemptive Rights Until May 19, 2016
     Holders of our common shares (other than our employees and employees of our subsidiaries who are issued common shares pursuant to the exercise of options granted under the LTIP and the Director Plan) have a pro rata preemptive right of subscription to any of our common shares issued for cash unless such right is limited or eliminated by our Supervisory Board. Holders of our common shares have no pro rata preemptive subscription right with respect to any common shares issued for consideration other than cash. If designated and authorized by our shareholders at the annual meeting, the Supervisory Board has the power to limit or eliminate such rights. Such an authorization may be effective for up to five years and may be renewed for successive five-year periods. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended this period such that the current period is set to expire on June 10, 2015.
     At the annual meeting, our shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until May 19, 2016 to limit or eliminate preemptive rights. Preemptive rights are uncommon for public companies domiciled in the United States. Management believes that if the Supervisory Board is not granted the authority to limit preemptive rights, the ability of our Company to engage in equity financing transactions would be significantly affected. Any limits or waivers of preemptive rights would apply equally to all holders of our common shares. Furthermore, as long as our common shares remain listed on the NYSE, any issuance of common shares will remain subject to the rules of the NYSE, including limitations on our ability to issue shares without shareholder approval. See Item 5 above for a discussion of the NYSE rules regarding stock issuances.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period from the date of the annual meeting. However, if less than 50% of all issued shares are present or represented at the meeting, then two-thirds of the votes cast will be required to extend this authority. Under Dutch law and our articles of association, common shares abstaining from voting will not count as votes cast at the annual meeting.

Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.
     The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to limit or eliminate preemptive rights of holders of our common shares and/or preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 7.	Ratification of Appointment of PricewaterhouseCoopers as Our Independent Registered Public Accounting Firm for 2011
     The Audit Committee of the Supervisory Board has recommended and the Supervisory Board has approved the appointment of the firm of PricewaterhouseCoopers as our independent registered public accountants for the year ending December 31, 2011 subject to ratification by our shareholders. PricewaterhouseCoopers has acted as our independent registered public accountants since April 2002. We have invited representatives of PricewaterhouseCoopers to the annual meeting and we expect one such representative to attend. If such representative should attend, we expect that he or she will be available to respond to questions and will have the opportunity to make a statement if he or she desires to do so.
     The affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the appointment of PricewaterhouseCoopers as our independent registered public accountants for 2011. Under Dutch law and our articles of association, common shares abstaining from voting will not count as votes cast at the annual meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.
     In the event the appointment is not ratified, our Supervisory Board will consider the appointment of other independent accountants.
     The Supervisory Board recommends that the shareholders vote “FOR” the ratification of PricewaterhouseCoopers’ appointment as our independent registered public accountants for the year ending December 31, 2011 and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 8.	To approve, on an advisory basis, the compensation of our executive officers as described in the CD&A section of this proxy statement and the selection of the frequency of shareholder votes on executive compensation as separate voting items.
We and our Supervisory Board recognize that executive compensation is an important matter for our shareholders. As described in detail in the Compensation Committee’s report and the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to base awards of the substantial majority of executive compensation on performance metrics that are directly linked to the consequent long-term increase in the value of the Company for its owners — the shareholders. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistent with our strategy, sound corporate governance principles, and shareholder interests and concerns. As described in the CD&A, we believe our compensation program is strongly aligned with the long-term interests of our shareholders. As you consider this proposal, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the named executive officers.
We believe that the shareholders, by voting for supervisory directors individually as described in Item No. 1, have had a clear ability to express their approval or disapproval of the performance of the Supervisory Board members and, specifically, any Supervisory Directors serving on the Compensation Committee; however, the United States Congress has enacted legislation requiring a non-binding advisory “Say on Pay” vote on executive compensation and we welcome the opportunity to give our shareholders an opportunity to provide us with such a vote on executive compensation at our 2011 Annual Meeting. Furthermore, in accordance with the legislation, in addition to an advisory Say on Pay vote, we are asking our shareholders whether they would prefer an advisory vote on executive compensation every year, every two years or every three years.

We are therefore asking shareholders to vote on the following two resolutions:
A. the shareholders approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.
B. the shareholders of the Company be provided an opportunity to approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables every:
One year_____
Two years_____
Three years_____
As an advisory vote, Items 8A and 8B are non-binding. Although the vote is non-binding, the Supervisory Board of Directors and the Compensation Committee value the opinions of our shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers and the schedule on which future Say on Pay proposals like Item 8A are presented to shareholders. We recommend that since our compensation structure does not materially change year-to-year and the fact that our equity awards are based upon three year performance and/or vesting periods, the shareholders approve an advisory vote every three years.
Vote Required
The affirmative vote of a majority of the shares of Core Laboratories N.V. common stock present or represented by proxy and voting at the annual meeting is required for approval of Item 8A. The period receiving the greatest number of votes as set forth in Item 8B will determine the period of time suggested to be used for such future votes. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Item 9. Other Matters to Be Voted On
     The Supervisory Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment thereof, it is intended that the accompanying proxy will be voted in accordance with the judgment of the persons voting the proxy.

OTHER PROXY MATTERS
Information About Our 2012 Annual Meeting
     Any shareholder who desires to submit a proposal for inclusion in the proxy material for presentation at the 2012 annual meeting of shareholders must forward such proposal to our Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 1, 2011. Any notice of a proposal to be considered at the 2012 annual meeting should also be submitted to our Secretary. Any such notice will be considered untimely if not received by the Secretary on or before February 14, 2012.
Stockholders Sharing the Same Address
     The Company is sending only one copy of its proxy statement to stockholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
     If you received householded mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040 or by phone at 713-328-2673. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.
Incorporation by Reference
     The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Other Information
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040.
By Order of the Board of Supervisory Directors,
Jacobus Schouten
Supervisory Director
Amsterdam, The Netherlands
March       , 2011

Preliminary Form of Proxy Card

CORE LABORATORIES N.V.
C/O AMERICAN STOCK TRANSFER
ATTN: DONNA ANSBRO
59 MAIDEN LANE
NEW YORK, NY 10038-4502
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M31857-P07627	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORE LABORATORIES N.V.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Supervisory Directors recommends that you vote FOR the following:
    1.       To re-elect three Class I Supervisory Directors and to elect one new Class I Supervisory Director to serve until our annual meeting in 2014 and until their successors shall have been duly elected and qualified;
	☐	☐	☐
Nominees: 01) David M. Demshur 02) Rene R. Joyce 03) Michael C. Kearney 04) Jan Willem Sodderland

	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposals:
2. To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2010;	☐	☐	☐

3. To approve and resolve the cancellation of our repurchased shares held at the time the annual meeting starts;	☐	☐	☐

4. To approve and resolve the extension of the existing authority to repurchase up to 25.6% of our issued share capital, as follows:	☐	☐	☐
4a.
our shareholders will be asked to renew the authorization of the Management Board to repurchase up to 10% of our issued share capital from time to time for an 18-month period, until November 19, 2012, and such repurchased shares may be used for any legal purpose, and

4b.
our shareholders will be asked to renew the authorization of our Management Board to repurchase up to an additional 15.6% of our issued share capital from time to time until March 10, 2012, which is an additional three month period from the existing authorized date of December 10, 2011, and such repurchased shares may only be used for the satisfaction of any obligation the Company may have to deliver shares pursuant to the warrants we sold to Lehman Brothers OTC Derivatives, Inc. (Lehman OTC) contemporaneously with the issuance of our 0.25% Senior Exchangeable Notes (Senior Exchangeable Notes);

For address changes and/or comments, please check this box and write them on the back where indicated.    ☐

	For	Against	Abstain

    5.       To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016;
	☐	☐	☐

    6.       To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference shares up to a maximum of 20% of outstanding shares per annum until May 19, 2016;
	☐	☐	☐

7. To ratify the appointment of PricewaterhouseCoopers as our Company’s independent registered public accountants for the year ending December 31, 2011;	☐	☐	☐

The Board of Directors recommends you vote FOR and 3 years on the following proposals:

    8.       To approve, on an advisory basis, the compensation of our executive officers as described in the Compensation Discussion and Analysis (“CD&A”) section of the accompanying proxy statement and the selection of the frequency of shareholder votes on executive compensation as separate voting items:

8a.  the shareholders approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.
	For ☐	Against ☐	Abstain ☐

8b.  the stockholders of the Company be provided an opportunity to approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation of Core Laboratories N.V.’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables every:
1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Preliminary Form of Proxy Card
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/clb.M31858-P07627CORE LABORATORIES N.V. This Proxy is being solicited on behalf of the Board of Supervisory Directors of Core Laboratories N.V. for the Annual Meeting of Shareholders to be held on Thursday, May 19, 2011. The undersigned hereby constitutes and appoints each member of the Supervisory Board, Mark Elvig, general counsel of the Company, Jacobus Schouten, Jan Willem Sodderland, as well as Jaap Stoop, Marc Anker, Roderick Hanrath and any other lawyer working with NautaDutilh N.V., the Company’s Dutch legal counsel, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of Core Laboratories N.V. to be held at the Sheraton Amsterdam Airport Hotel and Conference Center, Schiphol Boulevard 101, Amsterdam 1118 BG, The Netherlands, on Thursday, May 19, 2011 at 2:30 p.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters and issues as may properly come before the meeting or any adjournment thereof. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOUR NOMINEES FOR SUPERVISORY DIRECTOR AND FOR PROPOSALS 2, 3, 4, 5, 6, 7, 8A AND FOR 3 YEARS FOR PROPOSAL 8B. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side